                           PURCHASE AND SALE AGREEMENT



                                 by and between


                      COLONIAL REALTY LIMITED PARTNERSHIP,
                         a Delaware limited partnership

                                    as Seller

                                       and

                               PREIT-RUBIN, INC.,
                           a Pennsylvania corporation

                                    as Buyer

                           Property Name: Gadsden Mall
                           Location: Gadsden, Alabama


                         Effective Date: March 31, 2005

                                TABLE OF CONTENTS

                                                                                                              PAGE


ARTICLE 1. -  -CERTAIN DEFINITIONS................................................................................1

ARTICLE 2. -  - SALE OF PROPERTY..................................................................................6

ARTICLE 3. -  PURCHASE PRICE......................................................................................6
         3.1      Deposit Money. [Not Applicable].................................................................6
         3.2      Letter of Credit................................................................................6
         3.3      Cash at Closing.................................................................................6

ARTICLE 4. -  TITLE MATTERS.......................................................................................7
         4.1      Title to Real Property..........................................................................7
         4.2      Title Defects...................................................................................7
         4.3      Title Insurance.................................................................................9

ARTICLE 5. -  BUYER'S DUE DILIGENCE/CONDITION OF THE PROPERTY.....................................................9
         5.1      Buyer's Inspections and Due Diligence...........................................................9
         5.2      As-Is Sale.....................................................................................10
         5.3      Termination of Agreement During Due Diligence Period...........................................10
         5.4      Buyer's Certificate............................................................................11

ARTICLE 6. -  ADJUSTMENTS AND PRORATIONS.........................................................................11
         6.1      Lease Rentals..................................................................................11
         6.2      Reimbursable Lease Expenses....................................................................12
         6.3      Real Estate and Personal Property Taxes........................................................13
         6.4      Other Property Operating Expenses..............................................................14
         6.5      Closing Costs..................................................................................15
         6.6      Apportionment Credit...........................................................................15
         6.7      Cash Security Deposits.........................................................................15
         6.8      Gift Certificate Program.......................................................................15
         6.9      Improvement Allowance Credit...................................................................15
         6.10     Delayed Adjustment; Delivery of Operating and Other Financial Statements.......................16

ARTICLE 7. -  CLOSING............................................................................................16
         7.1      Closing Date...................................................................................16
         7.2      Title Transfer and Payment of Purchase Price...................................................16
         7.3      Seller's Closing Deliveries....................................................................16
         7.4      Buyer's Closing Deliveries.....................................................................20

ARTICLE 8. -  CONDITIONS TO CLOSING..............................................................................21
         8.1      Conditions to Seller's Obligations.............................................................21
         8.2      Conditions to Buyer's Obligations..............................................................21
         8.3      Waiver of Failure of Conditions Precedent......................................................22
         8.4      Approvals not a Condition to Buyer's Performance...............................................22

ARTICLE 9. -  REPRESENTATIONS AND WARRANTIES.....................................................................22
         9.1      Buyer's Representations........................................................................22
         9.2      Seller's Representations.......................................................................23
         9.3      General Provisions.............................................................................26

ARTICLE 10. -  COVENANTS.........................................................................................28
         10.1     Buyer's Covenants..............................................................................28
         10.2     Seller's Covenants.............................................................................29
         10.3     Mutual Covenants...............................................................................33
         10.4     Survival.......................................................................................34

ARTICLE 11. -  FAILURE OF CONDITIONS; DEFAULT....................................................................34
         11.1     To Seller's Obligations........................................................................34
         11.2     To Buyer's Obligations.........................................................................35

ARTICLE 12. -  CONDEMNATION/CASUALTY.............................................................................35
         12.1     Condemnation...................................................................................35
         12.2     Destruction or Damage..........................................................................36
         12.3     Insurance......................................................................................37
         12.4     Effect of Termination..........................................................................37
         12.5     Waiver.........................................................................................37

ARTICLE 13. -  ESCROW............................................................................................37

ARTICLE 14. -  MISCELLANEOUS.....................................................................................38
         14.1     Buyer's Assignment.............................................................................38
         14.2     Designation Agreement..........................................................................38
         14.3     Survival/Merger................................................................................39
         14.4     Integration; Waiver............................................................................39
         14.5     Governing Law..................................................................................39
         14.6     Captions Not Binding; Exhibits.................................................................40
         14.7     Binding Effect.................................................................................40
         14.8     Severability...................................................................................40
         14.9     Notices........................................................................................40
         14.10    Counterparts...................................................................................41
         14.11    No Recordation.................................................................................41
         14.12    Additional Agreements; Further Assurances......................................................41
         14.13    Construction...................................................................................41
         14.14    Special Provisions.............................................................................42
         14.15    Maximum Aggregate Liability....................................................................51
         14.16    WAIVER OF JURY TRIAL...........................................................................51
         14.17    Facsimile Signatures...........................................................................52

                                    EXHIBITS

                  Exhibit A-1       Legal Description for Mall Property
                  Exhibit A-2       Legal Description for Office Property
                  Exhibit B         List of Contracts (listed separately for Mall and Office Properties)
                  Exhibit C         Form of As-Is Certificate And Agreement
                  Exhibit D         Excluded Personal Property
                  Exhibit E         Form of Special Warranty Deed
                  Exhibit F         Form of Bill of Sale
                  Exhibit G         Form of Assignment of Leases
                  Exhibit H         Form of Assignment of Intangible Property
                  Exhibit I         Form of FIRPTA Affidavit
                  Exhibit J         Employee Provisions
                  Exhibit K         Litigation Notices, Contract Defaults and Governmental Violations
                  Exhibit L         Rent Roll (listed separately for Mall and Office Properties)
                  Exhibit M         Form of Tenant Estoppel Certificate
                  Exhibit N         New Leases Exclusions
                  Exhibit O         Details on Easement for Wildlife Park Walkway
                  Exhibit P         Vacant Land

                           PURCHASE AND SALE AGREEMENT


THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made to be effective as of March 31, 2005, by and between COLONIAL REALTY LIMITED PARTNERSHIP, a Delaware limited partnership ("Seller"), and PREIT-RUBIN, INC., a Pennsylvania corporation ("Buyer").

                              W I T N E S S E T H:

In consideration of the mutual covenants and agreements set forth herein the parties hereto do hereby agree as follows:

                       ARTICLE 1. - - CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

         "Broker" shall mean Granite Partners, L.L.C.

         "Business day" shall mean any day other than a Saturday, Sunday or any federal or State of Alabama holiday. If any period hereunder expires on a day that is not a business day, or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a business day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding business day.

         "Buyer's Representatives" shall mean those employees of Buyer who have specific responsibility for performing investigations and analysis of the Property, or who are charged with executive responsibility for the acquisition of the Property.

         "Closing" shall mean the closing of the Transaction.

         "Closing Date" shall mean March 31, 2005 (as the same may be extended pursuant to the express terms of this Agreement.

         "Colonial" shall mean Colonial Realty Limited Partnership, a Delaware limited partnership.

         "Contracts" shall mean all service, supply, maintenance, utility and commission agreements, all equipment leases, and all other contracts, subcontracts and agreements relating to the Real Property and the Personal Property (including all contracts, subcontracts and agreements relating to the construction of any unfinished tenant improvements), all of which are described in EXHIBIT B attached hereto and incorporated herein by this reference, and any additional contracts, subcontracts and agreements entered into in accordance with the terms of Subsection 10.2.1 hereof.

         "Confidential Materials" shall mean any books, computer software, records or files that consist of or contain appraisals, the capital budgets for calendar year 2005 or any future period, the operating budgets for calendar year 2005 or any future period, strategic plans for the Real Property, internal analyses, information regarding the marketing of the Property for sale, submissions relating to obtaining internal authorization for the sale of the Property by Seller, attorney and accountant work product, attorney-client privileged documents, internal correspondence of Seller and its affiliates and correspondence between or among such parties, or other information in the possession or control of Seller or Seller's property manager which such party reasonably deems proprietary or confidential; provided that (i) no files or records related to the historical leasing, operation and maintenance of the Property, the payment of rent, defaults by tenants or relationships with tenants shall be deemed Confidential Materials, and (ii) capital budgets or operating budgets for the year 2005 shall not be deemed to be Confidential Materials.

         "Deemed to know" (or words of similar import) shall have the following meaning: (a) Buyer shall be "deemed to know" of the existence of a fact or circumstance to the extent that any Buyer's Representative actually knows of such fact or circumstance, or such fact or circumstance is expressly disclosed by this Agreement, or expressly disclosed in any studies, tests, reports, or analyses prepared specifically by Buyer, or prepared specifically for Buyer by a third party, or delivered Buyer by Seller or its agents accompanied with a transmittal letter conspicuously referencing the matter for which Buyer is to be put on notice; and (b) Buyer shall be "deemed to know" that any Seller's warranty is untrue, inaccurate or incorrect to the extent that any Buyer's Representative has actual knowledge of information which is inconsistent with such Seller's Warranty.

         "Designated Employees" shall mean John Moss and Charles Light.

         "Documents" shall mean the documents and instruments applicable to the Property or any portion thereof that Seller or any of the other Seller Parties deliver or make available to Buyer prior to Closing or otherwise allow Buyer access to prior to Closing, including, but not limited to, the Title Commitment, the Survey, the Title Documents, and the Property Documents, together with the documents and items delivered by Seller pursuant to Section 7.3.

         "Due Diligence" shall mean examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations with respect to the Property, the Documents, and other information and documents regarding the Property, including, without limitation, examination and review of title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, and the economic status of the Property.

         "Due Diligence Period" shall mean the period commencing on the Effective Date, and expiring on March 31, 2005.

         "Effective Date" shall mean the date first set forth in this Agreement, which shall be the date on which both Buyer and Seller have executed and delivered this Agreement.

         "Escrow Agent" shall mean Chicago Title Insurance Company, in its capacity as escrow agent.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Hazardous Materials" shall mean any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, asbestos or any substance containing more than 0.1 percent asbestos, the group of compounds known as polychlorinated biphenyls, flammable explosives, oil, petroleum or any refined petroleum product.

         "Laws" shall mean all municipal, county, state or federal statutes, codes, ordinances, laws, rules or regulations.

         "Leases" shall mean all leases of tenants of the Property as of the date hereof, and any New Leases.

         "Liabilities" shall mean, collectively, any and all problems, conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever.

         "New Leases" shall mean, collectively, any lease for space at the Property entered into between the date hereof and the Closing Date, excluding, however, the Leases scheduled on Exhibit N hereto.

         "Other Property Rights" shall mean, collectively, Seller's interest in and to all of the following, if and to the extent the same are assignable by Seller: (a) any licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property, (b) those guaranties and warranties in effect with respect to any portion of the Property, (c) all rights of Seller (if any) to the name "Gadsden Mall" and "P&S Building" and similar names and derivations thereof (it being acknowledged by Buyer that Seller may not have exclusive rights to use such name and that Seller has not registered the same in any manner), and (d) the Contracts and Documents, except for Contracts to be terminated as herein set forth, and (e) plans and specifications, development approvals and rights, utility allocations, escrow accounts, unpaid awards for taking by condemnation or any damage (subject to the further provisions of this Agreement as to condemnation awards), and other intangibles relating to the Mall Property or the Office Property. Specifically excluded from the Other Property Rights being transferred herein are the names "Colonial", "Colonial Plaza", "Colonial Center", "Colonial Realty", "Colonial Village", "Colonial Grand", "Colonial Shoppes", "Colonial Mall", "Colonial Promenade" or "Where You Live, Work and Shop", or any variation thereof (collectively, the "Colonial Marks"), along with any tradename, trademark or trade dress of Seller (collectively, the "Excluded Names & Marks"), or any signs containing the Excluded Names & Marks or any tradename, trademark or trade dress of Seller; provided that this Agreement shall not exclude any tradenames, trademarks or trade dress, other than the Colonial Marks, which are reasonably associated with "Gadsden Mall" or the "P & S Building". Seller shall have the right to remove all such signage within forty five (45) days of closing. Should Seller remove such signage, the remaining portion shall be repaired to a usable condition or, at Buyer's option, the removal shall be performed in conjunction with the installation of Buyer's new signage.

         "Owner's Policy" shall mean an ALTA-B (1970/1984) Owner's Form of title insurance policy in the amount of the Purchase Price (or separate title policies for the Mall Property and the Office Property).

         "Permitted Exceptions" shall mean and include all of the following (except to the extent any matters included in clauses (b), (c), (d) and (j) are objected to by Buyer as provided in Section 4.2 hereof): (a) applicable zoning and building ordinances and land use regulations, provided that the same shall not be violated in any material manner,
         (b) [Not Applicable], (c) such exceptions to title as are listed on Schedule B of the Title Commitment, (d) such state of facts as disclosed in the Survey, (e) [Not Applicable], (f) the lien of taxes and assessments not yet due and payable, subject to the apportionment provisions of this Agreement (it being agreed by Buyer and Seller that if any tax or assessment is levied or assessed with respect to the Property after the date hereof and the owner of the Property has the election to pay such tax or assessment either immediately or under a payment plan with interest, Seller may elect to pay under a payment plan, which election shall be binding on Buyer), (g) any exceptions caused by Buyer, its agents, representatives or employees, (h) such other exceptions as the Title Company shall commit to insure over, without any additional cost to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, provided the such commitment to insure over covers all liability, marketability and defense costs, includes a commitment to provide such insurance over to any future grantees of Buyer without additional cost, and is otherwise reasonably satisfactory to Buyer and any lender of Buyer furnishing purchase money financing for the Property, (i) the rights of the tenants under the Leases, solely as tenants and not as to any ownership rights or options in the Property,
         (j) [Not Applicable], and (k) any matters deemed to constitute additional Permitted Exceptions under Subsection 4.2.1 hereof.

         "Personal Property" shall mean, collectively, (a) all tangible personal property owned by Seller that is located on the Real Property and used in the ownership, operation and maintenance of the Real Property, including without limitation gift certificate equipment and supplies,
         (b) all books, records and files relating to the Property or the Leases, and the historical net income of the Property but specifically excluding: (i) any Confidential Materials any computer software that is licensed to Seller or Seller's property manager, and (ii) the Excluded Names and Marks.

         "Plans" shall mean employee benefit plans, as defined in Section 3(3) of ERISA.

         "Property" shall mean, collectively, (a) the Real Property, (b) the Personal Property, (c) Seller's interest as landlord in all Leases; (d) if and to the extent assignable by Seller without any material expense to Seller, the Contracts, and (e) the Other Property Rights.

         "Property Documents" shall mean, collectively, (a) the Leases, (b) the Contracts, and (c) any other documents or instruments which constitute or otherwise pertain to any portion of the Property.

         "Real Property" shall mean those certain parcels of real estate located in the City of Gadsden, Etowah County, Alabama, and legally described in Exhibit A-1 and Exhibit A-2 attached hereto and incorporated herein by this reference, together with all buildings, improvements and fixtures located thereon (other than fixtures, equipment and personal property owned by Tenants under the terms of their Leases) and all rights, privileges and appurtenances pertaining thereto including all of Seller's right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto. The parcel described on Exhibit A-1, together with Seller's rights in associated Property, is known as the "Mall Property" and comprises an enclosed regional mall of approximately 477,399 square feet known as the "Gadsden Mall" including an outparcel across the road from the Gadsden Mall upon which the Arby's fast-food restaurant exists. The parcel described on Exhibit A-2, together with Seller's rights in associated Property, is known as the "Office Property" and comprises a two story office building containing approximately 39,560 square feet which is known as the "P & S Building". The Mall Property and the Office Property together comprise the Property.

         "Reimbursable Lease Expenses" shall mean, collectively, any and all costs, expenses and fees paid by Seller prior to Closing or costs, expenses and fees incurred by Seller prior to Closing arising out of or in connection with any New Lease entered into between the Effective Date and the Cut-Off Date which has been approved or deemed approved by Buyer and which is for space which is then vacant and unleased (collectively, "New Leasing Documents"). Reimbursable Lease Expenses shall include, without limitation, (i) brokerage commissions and fees to effect any such leasing transaction, provided the same are in accordance with a rate schedule and terms reasonably approved by Buyer,
         (ii) expenses reasonably incurred for repairs, improvements, equipment, painting, decorating, partitioning, other tenant improvement costs, and other items to satisfy the tenant's requirements with regard to such leasing transaction, and (iii) reasonable legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction.

         "Seller Parties" shall mean and include, collectively, (a) Seller; and
         (b) Seller's counsel.

         "Seller's Warranties" shall mean Seller's representations and warranties set forth in Section 9.2 and any documents executed by Seller for the benefit of Buyer in connection with Closing, as such representations and warranties may be deemed modified or waived by Buyer as herein provided.

         "Survey" shall mean a current survey of the Property prepared by a surveyor licensed in the State of Alabama.

         "Tax Year" shall mean the period commencing on October 1 of each calendar year and ending on September 30 of each calendar year, being the real estate tax assessment year for the county in which the Property is located.

         "Title Commitment" shall mean a commitment to issue an ALTA Owner's Policy of Title Insurance issued by the Title Company.

         "Title Company" shall mean Chicago Title Insurance Company.

         "Title Documents" shall mean all recorded documents referred to on Schedule B of the Title Commitment as exceptions to coverage and for which legible copies are delivered to Buyer.

         "Transaction" shall mean the transaction contemplated by this Agreement.

                         ARTICLE 2. - - SALE OF PROPERTY

Seller agrees to sell, transfer and assign, and Buyer agrees to purchase, accept and assume, subject to the terms and conditions set forth in this Agreement and the Exhibits attached hereto, all of Seller's right, title and interest in and to the Property. The parties hereto acknowledge that this Agreement has been signed on the Closing Date and that, notwithstanding the reference in various portions of this Agreement to actions, approvals or reviews to be taken between the Effective Date and the Closing Date as a condition of Closing, all such conditions have been satisfied (including without limitation Buyer's due diligence reviews), except to the extent otherwise expressly set forth herein; provided that this sentence shall not apply to actions to be taken or documents to be delivered at the Closing itself nor to any conditions to be determined immediately prior to Closing.

                           ARTICLE 3. - PURCHASE PRICE

The total purchase price to be paid by Buyer for the purchase of the Property is the sum of Sixty Million Dollars ($60,000,000) in immediately available funds (the "Purchase Price"). The Purchase Price is allocated One Million Five Hundred Thousand Dollars ($1,500,000) to the Office Property, and Fifty Eight Million Five Hundred Thousand Dollars ($58,500,000) to the Mall Property, and shall be paid in the following manner:

3.1      Deposit Money. [Not Applicable].

3.2      Letter of Credit.  [Not Applicable].

3.3 Cash at Closing. On the Closing Date, Buyer shall pay to Seller an amount equal to the Purchase Price, subject to the prorations and adjustments set forth in Article 6 or as otherwise provided under this Agreement, in immediately available federal funds by wire transfer as more particularly set forth in Section 7.2.

                           ARTICLE 4. - TITLE MATTERS

4.1 Title to Real Property. Buyer shall use good faith and reasonable efforts to obtain (a) the Title Commitment, (b) copies of all of the Title Documents, and (c) the Survey, as soon as reasonably practicable after the Effective Date. Upon receipt, Buyer shall furnish Seller's counsel with copies of such items.

4.2      Title Defects.

         4.2.1    Buyer's Objections to Title.

                  (a) Prior to the end of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters that appear on the Title Commitment or Survey or any other title matters which are specifically disclosed to Buyer by Seller in writing at least ten (10) days prior to the end of the Due Diligence Period. Any exceptions which are timely objected to by Buyer shall be herein collectively called the "Title Objections."

                  (b) If this Agreement is not terminated by Buyer in accordance with the provisions hereof, Seller shall, at Closing, remove or cause to be removed any Title Objections to the extent (and only to the extent) that (i) such Title Objections have not been caused by Buyer or any Buyer Representatives, and (ii) such Title Objections are either (A) liens evidencing monetary encumbrances (other than liens for non-delinquent general real estate taxes for the current year which are to be apportioned between Buyer and Seller), or (B) liens created or suffered to exist by Seller or its agents and affiliates but only to the extent such liens are created after the date of this Agreement in violation of Section 4.2.3 (collectively, the "Required Exceptions"). In addition, Seller shall remove such Title Objections as Seller may elect to remove, or elect to cause to be removed at its expense, as set forth in subsection
                           (c) below.

                  (c) To the extent that the same do not constitute Required Exceptions, Seller shall notify Buyer in writing within fifteen (15) business days after receipt of Buyer's notice of Title Objections (but in any event, prior to the Closing Date) whether Seller elects to remove the same. If Seller elects not to remove one or more of such Title Objections, then within five (5) business days after Seller's election (but in any event, prior to the Closing Date) , Buyer may elect in writing to either (i) terminate this Agreement, in which event the Deposit shall be paid to Buyer, and thereafter, the parties shall have no further rights or obligations hereunder except for obligations that expressly survive the termination of this Agreement, or (ii) waive the Title Objections which Seller has elected not to remove, in which event the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price on account of such Title Objections. Any such Title Objection so waived (or deemed waived) by Buyer shall be deemed to constitute an additional Permitted Exception.

                  (d) If Seller is unable, after using good faith, commercially reasonable efforts, to remove any Required Exceptions or other Title Objections (other than monetary liens or encumbrances, which Seller shall in all events be obligated to remove) that it has previously elected to remove prior to the Closing, Buyer may at Closing elect either to (a) terminate this Agreement, in which event the Deposit shall be paid to Buyer together with all of Buyer's reasonable and verified costs and expenses, including without limitation legal, environmental, title and other fees incurred in connection with this Agreement and proceeding with the transactions covered by this Agreement, but not more than $50,000 (the "Termination Expenses") and thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive such Title Objections, in which event the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price (except that Buyer shall be entitled to a credit against the Purchase Price for any monetary liens plus any additional sums required by the Title Company to be escrowed for satisfaction of same). Upon notice to Buyer at least ten (10) days prior to the scheduled Closing, Seller shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of the removal of any Required Exceptions or other Title Objections (other than monetary liens), which removal may be effected by the issuance of title insurance eliminating or insuring against the effect of the Title Objections as provided in Section 4.2.2.

         4.2.2 Discharge of Title Objections. If on the Closing Date there are any Required Exceptions or any other Title Objections which Seller has elected to pay and discharge, Seller may use any portion of the Purchase Price to satisfy the same, provided Seller shall either (a) deliver to Buyer at the Closing instruments in recordable form and sufficient to cause such Title Objections to be released of record, together with the cost of recording or filing such instruments, or (b) cause the Title Company to insure over the same, without any additional cost to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, provided that any such insurance over any matter other than a monetary lien shall be subject to Buyer's approval, which shall not be unreasonably withheld, conditioned or delayed, and which shall be subject to the other requirements for insuring over as provided in the definition of "Permitted Exceptions" in Article 1 above.

         4.2.3 No New Exceptions. From and after the date hereof, Seller shall not execute any deed, easement, restriction, covenant or other matter affecting title to the Property unless Buyer has received a copy thereof and has approved the same in writing. If Buyer fails to object in writing to any such proposed instrument within ten (10) business days after receipt of such instrument together with all applicable information and data as is reasonably appropriate to the evaluation of Seller's request, Buyer shall be deemed to have approved the proposed instrument. Buyer shall not unreasonably withhold, condition or delay its approval with respect to any such instrument; provided that such instrument involves no financial burden to Buyer.

4.3 Title Insurance. At Closing, the Title Company shall issue to Buyer the Owner's Policy insuring that fee simple title to the Real Property is vested in Buyer, subject only to the Permitted Exceptions, and with extended coverage over the standard general exceptions. Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Owner's Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Seller, (b) Buyer's obligations under this Agreement shall not be conditioned upon Buyer's ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the Transaction without reduction of or set off against the Purchase Price and (c) the Closing shall not be delayed as a result of Buyer's request for endorsements.

          ARTICLE 5. - BUYER'S DUE DILIGENCE/CONDITION OF THE PROPERTY

5.1 Buyer's Inspections and Due Diligence. During the Due Diligence Period, Seller shall provide Buyer and Buyer's representatives access to the Property and all files and records related to the leasing, operation and maintenance of the Property, the payment of rent, defaults by tenants and relationships with tenants (but specifically excluding Confidential Materials), including without limitation all existing physical and environmental reports, plans and specifications in Seller's possession or control. Seller shall also provide Buyer and Buyer's representatives access to financial records of the Property (excluding Confidential Materials) to the extent reasonably necessary for Buyer to confirm that the income from the Property meets the REIT tests for federal income tax purposes. Buyer shall complete its Due Diligence at its sole cost and expense. Buyer shall independently inspect and investigate the Property and verify such information with respect to the Property as and to the extent that Buyer deems necessary or desirable to evaluate fully the Transaction and the physical condition and economic status of the Property. Such Due Diligence may include, without limitation, Buyer's review and approval, in its sole and absolute discretion, of all title matters, applicable land use and zoning laws and regulations, the physical condition of the Property, leases and contracts affecting the Property and such other items related to the Property as Buyer may deem relevant. Seller agrees to make employees of Seller's property manager available to Buyer and Buyer's Representatives during the Due Diligence Period as reasonably requested by Buyer. Buyer shall immediately return the Property to its condition existing prior to any tests and inspections performed by Buyer's Representatives or consultants. By Buyer's execution of this Agreement, Buyer hereby confirms its agreement to indemnify, defend and hold each of the Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys' fees and expenses) arising out of or resulting from the entry on the Property and/or the conduct of any Due Diligence by Buyer's Representatives or consultants at any time prior to Closing, to the extent caused by Buyer, Buyer's Representatives or consultants; provided, however, that Buyer's obligations under the foregoing indemnity shall not apply to the mere discovery or non-negligent disturbance of a pre-existing environmental or physical condition at the Property; and provided, further, that Seller and Buyer waive against each other any loss or damage to the extent covered by casualty or liability insurance maintained by the other. Buyer's investigatory rights shall continue beyond the Due Diligence Period until Closing or any earlier termination of this Agreement, but without the contingency applicable to the Due Diligence Period.

5.2 As-Is Sale. Buyer acknowledges and agrees that during the Due Diligence Period, Buyer shall conduct such Due Diligence as Buyer deems necessary or appropriate. In addition, Buyer acknowledges and agrees that (a) except for Seller's Warranties and except as otherwise expressly set forth in this Agreement, the Property shall be sold, and Buyer shall accept possession of the Property on the Closing Date, "AS IS, WHERE IS, WITH ALL FAULTS," with no right of setoff or reduction in the Purchase Price; (b) except for Seller's Warranties or as otherwise expressly set forth in this Agreement, none of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Documents (including without limitation the accuracy and completeness thereof) or the results of Buyer's Due Diligence; and (c) Buyer shall independently confirm to its satisfaction all information that it considers material to its purchase of the Property or the Transaction. Buyer expressly understands and acknowledges that it is possible that unknown Liabilities may exist with respect to the Property, and that Buyer explicitly took such possibility into account in determining and agreeing to the Purchase Price.

5.3 Termination of Agreement During Due Diligence Period. If Buyer, in its sole and absolute discretion, is not satisfied with the results of its Due Diligence during the Due Diligence Period, Buyer may terminate this Agreement by written notice to Seller given in accordance with the provisions of Section 16.9 hereof at any time prior to 5:00 p.m. Eastern Time on the first business day following the expiration of the Due Diligence Period, and, in the event of such termination, neither Seller nor Buyer shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement, and Buyer shall be entitled to the return of the Deposit. In the event Buyer fails to terminate this Agreement prior to 5:00 p.m. Eastern Time on the first business day following the expiration of the Due Diligence Period, Buyer shall be deemed to have waived its rights to terminate this Agreement in accordance with this Article 5.

5.4 Buyer's Certificate. Buyer shall deliver to Seller, at the Closing, a certificate in the form of Exhibit C attached hereto and incorporated herein by this reference.

                     ARTICLE 6. - ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made at Closing:

6.1      Lease Rentals.

         6.1.1 Definition of "Rent". For purposes of this Article 6, the term "Rent" shall mean all base rents, percentage rents, additional rent, common area maintenance charges and any tax and operating expense reimbursements and escalations due from the tenants under the Leases.

         6.1.2 Rents. All collected Rents shall be prorated between Seller and Buyer as of 12:01 a.m. on the Closing Date. Seller shall be entitled to all Rents attributable to the period up to but not including the Closing Date. Buyer shall be entitled to all Rents attributable to any period on and after the Closing Date. Rents not collected as of the Closing Date (including percentage rents) shall not be prorated at the time of Closing. After Closing, Buyer shall make a good faith effort for a period not less than twelve (12) months to collect any Rents not collected as of the Closing Date on Seller's behalf and to tender the same (or Seller's share thereof computed in accordance with the provisions of this Agreement) to Seller upon receipt, net of any adjustments due to Buyer (which obligation of Buyer shall survive the Closing and not be merged therein); provided, however, that all Rents collected by Buyer on or after the Closing Date shall first be applied to all amounts due under the Leases at the time of collection (i.e., current Rents and sums due Buyer as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller. Seller agrees that the invoicing of delinquent tenants on a monthly basis shall constitute a good faith effort and Buyer shall not be obligated to enforce its rights under the Leases, or threaten such enforcement, or to bring any proceedings in a court of law or equity. Buyer shall not have an exclusive right to collect the sums due Seller under the Leases, and Seller hereby retains its rights to pursue any tenant under the Leases for sums due Seller for periods attributable to Seller's ownership of the Property (including, without limitation, any percentage rent that may be due with respect to any period of time prior to Closing, regardless of when the same is to be paid to the owner of the Property pursuant to the terms of the applicable Lease); provided, however, that Seller (i) shall be required to notify Buyer in writing of its intention to commence or pursue such legal proceedings; (ii) shall only be permitted to commence or pursue any legal proceedings after the date which is three (3) months after Closing and shall commence such proceeding, if at all, prior to the 1st anniversary of the Closing Date; and
                  (iii) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying lease. The terms of the immediately preceding sentence shall survive the Closing and not be merged therein.

         6.1.3 Other Revenues. Revenues from Property operations other than Rents (which shall be prorated as provided in Subsection 6.1.2), and security deposits (which will be apportioned as provided in Section 6.7), that are actually collected, shall be prorated between Buyer and Seller as of 12:01 a.m. on the Closing Date. Seller shall be entitled to all such revenues attributable to any period to but not including the Closing Date, and Buyer shall be entitled to all such revenues attributable to any period on and after the Closing Date. After Closing, Buyer shall make a good faith effort for a period not less than six (6) months to collect any such revenues not collected as of the Closing Date on Seller's behalf and to tender the same to Seller upon receipt, net of any adjustments due to Buyer (which obligation of Buyer shall survive the Closing and not be merged therein); provided, however, that all such other revenues collected by Buyer on or after the Closing Date shall first be applied to all amounts that may be due from such payor to Buyer at the time of collection with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due to Seller. Seller agrees that the invoicing of delinquent payors on a monthly basis shall constitute a good faith effort and Buyer shall not be obligated to enforce its rights under the agreements pursuant to which such revenues are due, or threaten such enforcement, or to bring any proceedings in a court of law or in equity. Buyer shall not have an exclusive right to collect such revenues, and Seller hereby retains its rights to pursue any parties for sums due Seller for periods attributable to Seller's ownership of the Property; provided, however, that Seller (i) shall be required to notify Buyer in writing of its intention to commence or pursue such legal proceedings; (ii) shall only be permitted to commence or pursue any legal proceedings after the date which is three (3) months after Closing and shall commence such proceeding, if at all, prior to the 1st anniversary of the Closing Date; and
                  (iii) to the extent any such delinquent payor is a tenant at the Property, shall not be permitted to commence or pursue any legal proceedings against such tenant seeking eviction of such tenant or the termination of the underlying lease. The terms of the immediately preceding sentence shall survive the Closing and not be merged therein. Notwithstanding anything contained herein to the contrary, Buyer and Seller acknowledge and agree that Seller shall be entitled to bill and collect all reconciliations for 2004 common area maintenance charges and taxes owed by tenants to Seller.

         6.1.4 Marketing Funds. Advertising and marketing funds collected by Seller prior to Closing and not expended will be credited against the Purchase Price.

6.2 Reimbursable Lease Expenses. At Closing, Buyer shall reimburse Seller for the Reimbursable Lease Expenses to the extent required by the terms of Section 10.2.5.

6.3 Real Estate and Personal Property Taxes. 6.3.1 Proration of Ad Valorem Taxes. Subject to the terms of Section 6.3.4 below, Buyer and Seller shall only prorate ad valorem real estate and personal property taxes for the Property that are assessed for the Tax Year in which Closing occurs. There shall be no proration of ad valorem real estate or personal property taxes other than as set forth hereinabove, and, as between Buyer and Seller, Buyer agrees that it shall be solely responsible for all such ad valorem real estate and personal property taxes due and payable after the Closing and Seller shall be solely responsible for all such ad valorem real estate and personal property taxes attributable to periods prior to the Closing. The proration of the ad valorem real estate and personal property taxes assessed for the Tax Year in which Closing occurs shall be calculated as follows:

         (a) Seller shall be responsible for that portion of such taxes equal to (i) the total such taxes assessed for the Tax Year in which Closing occurs, multiplied by (ii) a fraction, the numerator of which shall be the number of days in such Tax Year prior to the Closing Date, and the denominator of which shall be 365; and

         (b) Buyer shall be responsible for that portion of such taxes equal to (i) the total such taxes assessed for the Tax Year in which Closing occurs, multiplied by (ii) a fraction, numerator of which shall be the number of days in such Tax Year subsequent to and including the Closing Date, and the denominator of which shall be 365.

         Notwithstanding anything herein to the contrary, Seller agrees to collect and remit to the appropriate taxing authority all sales and use taxes, if any, required by Law to be collected by Seller prior to the Closing Date, and Buyer agrees to collect and remit to the property taxing authorities all sales and use taxes, if any, required by Law to be collected by Buyer on or after the Closing Date. Each party hereby agrees to indemnify and hold the other party harmless from and against any and all liability such party may incur, including interest, penalties and costs, by reason of the failure of the other party to collect and remit to the appropriate taxing authorities all sales and use taxes required to be collected by such party during its period of ownership. The provisions of this paragraph shall survive Closing and shall not be merged therein. Seller's indemnity obligation under this
         Section 6.3.1 shall not be subject to, and shall be in addition to, the cap on Seller's liability provided for in Section 16.15 of this Agreement.

         6.3.2 Insufficient Information. If, at Closing, the real estate and/or personal property tax rate and assessments have not been set for the taxes assessed for the Tax Year in which Closing occurs, then the proration of such taxes shall be based upon the rate and assessments for the preceding Tax Year, and such proration shall be adjusted between Seller and Buyer after Closing upon presentation of written evidence that the actual taxes assessed for the Tax Year in which Closing occurs differ from the amounts used at Closing and in accordance with the provisions of Section 6.8.

         6.3.3 Special Assessments. Seller shall pay all installments of special assessments due and payable prior to the Closing Date, and Buyer shall pay all installments of special assessments due and payable on and after the Closing Date. Special assessments, if any, for the month of Closing will be prorated.

         6.3.4 Tenant Reimbursements. Seller and Buyer acknowledge that real estate taxes are due without penalty on December 31 for the preceding October 1 - September 30 fiscal period and in that regard they agree that, notwithstanding any provision in any of the Leases to the contrary, the tax reimbursement payments to be paid by tenants of the Property during the Tax Year in which Closing occurs are to be applied to pay the real estate taxes assessed for such Tax Year and, therefore, Buyer shall not receive a credit at Closing for any amounts due and payable by tenants of the Property prior to the Closing as real estate tax reimbursements (other than real estate tax reimbursements actually received by Seller prior to Closing which are applicable to the month in which Closing occurs or to periods thereafter, which reimbursements shall be prorated between Buyer and Seller.)

6.4 Other Property Operating Expenses. Operating expenses for the Property shall be prorated as of 12:01 a.m. on the Closing Date. Seller shall pay all utility charges and other operating expenses attributable to the Property to, but not including the Closing Date (except for those utility charges and operating expenses payable by tenants in accordance with the Leases), and Buyer shall pay all utility charges and other operating expenses attributable to the Property on or after the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading, and post-closing adjustments between Buyer and Seller shall be made within twenty (20) days of the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein. Seller shall endeavor to obtain final meter readings as of the date prior to Closing. If any utility charges are paid in advance or in arrears, appropriate prorations shall be made as of the Closing Date. Seller shall not assign to Buyer any deposits which Seller has with any of the utility services or companies servicing the Property. Buyer shall arrange with such services and companies to have accounts opened in Buyer's name beginning at 12:01 a.m. on the Closing Date. Notwithstanding the foregoing terms of this section, Seller shall have no obligation to pay (and Buyer shall not receive a credit at Closing for) any operating expenses to the extent that (x) Buyer is entitled after Closing to reimbursement of operating expenses from tenants, or the recovery of any increase in operating expenses, from the tenants under the Leases (including payments due from tenants for the month in which Closing occurs but which are not actually received by Seller prior to Closing), (y) the tenants from whom reimbursement is due are not at Closing in default under their Leases, and such reimbursements from tenants under the Leases are not more than thirty (30) days past due as of the Closing Date, and (z) the amount of such reimbursement from the tenants is capable of reasonably precise determination as of the Closing, regardless of whether Buyer actually collects such reimbursement or increased operating expenses from such tenants after Closing, it being understood and agreed by Buyer and Seller that (a) as between Buyer and Seller, Buyer shall be responsible for payment of all of such operating expenses to the extent of the reimbursements due from tenants as aforesaid, and (b) the burden of collection such reimbursements shall be solely on Buyer.

6.5 Closing Costs. Buyer shall pay the following costs: (a) one-half of all premiums and charges in connection with the Owner's Title Policy (provided any endorsements shall be solely the responsibility of Buyer) issued to Buyer, (b) the cost of preparing the Survey, (c) all recording and filing charges in connection with the instrument by which Seller conveys the Property, (d) one-half of the Title Company escrow and closing charges, (e) one-half of all documentary stamp taxes, transfer taxes, deed taxes, sales taxes and similar charges applicable to the transfer of the Property to Buyer ("Transfer Taxes"), (f) all costs of Buyer's Due Diligence, including fees due its consultants and attorneys, and (g) all lenders' fees related to any financing to be obtained by Buyer. Seller shall pay the following costs: (a) one-half of the Title Company escrow and closing charges, (b) all fees due its attorneys, (c) one-half of the premiums for the Owner's Title Policy, excluding Buyer's endorsements, and (d) one-half of the Transfer Taxes. The obligations of the parties under this Section 6.5 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

6.6 Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (a) to Buyer, such sum shall be paid (at Seller's option) at the Closing by giving Buyer a credit against the Purchase Price in the amount of such credit balance, or (b) to Seller, Buyer shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts to be designated by Seller for the payment of the Purchase Price.

6.7 Cash Security Deposits. At Closing, Seller shall give Buyer a credit against the Purchase Price in the aggregate amount of any unapplied cash security deposits then held by Seller under the Leases less any administrative or similar charges to which Seller may be entitled under applicable Law.

6.8 Gift Certificate Program. Buyer acknowledges that Seller's gift certificate program is a company-wide plan. Therefore, no credit will be given at Closing for issued and unused gift certificates. Seller hereby agrees to honor all gift certificates as they are redeemed, however, no transfer of the gift certificate program shall be made. Included in this sale is all gift certificate equipment (check-issuing equipment) presently used for the gift certificate program.

6.9 Improvement Allowance Credit. At Closing, Seller shall give Buyer a credit against the Purchase Price in an amount equal to the aggregate tenant improvement allowances provided for in the Tenant Leases that have not been paid to tenants, to the extent that such allowances arise under Tenant Leases other than New Leases (which are the responsibility of Buyer). In calculating the undisbursed allowances, Seller shall be entitled to rely upon the statements made by the tenants with respect thereto in their respective tenant estoppel certificates.

6.10 Delayed Adjustment; Delivery of Operating and Other Financial Statements. If at any time following the Closing Date, the amount of an item listed in any section of this Article 6 shall prove to be incorrect (whether as a result in an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before one (1) year after Closing (such period being referred to herein as the "Post Closing Adjustment Period"). In order to enable Seller to determine whether any such delayed adjustment is necessary, Buyer shall provide to Seller the relevant operating and financial statements for the Property no later than the date one (1) month prior to the expiration of the Post-Closing Adjustment Period or as soon thereafter as practicable, but in such case the Post Closing Adjustment Period shall be extended until 1 month after delivery of such statements. The provisions of this Section 6.11 shall survive the Closing and not be merged therein.

                              ARTICLE 7. - CLOSING

Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

7.1 Closing Date. Subject to Seller's right to extend the Closing as provided in this Agreement, Closing shall occur on the Closing Date. Time is of the essence with respect to the Closing Date.

7.2 Title Transfer and Payment of Purchase Price. Provided all conditions precedent to Seller's obligations hereunder have been satisfied, Seller agrees to convey the Property to Buyer upon confirmation of receipt of the Purchase Price by the Escrow Agent as set forth below. Provided all conditions precedent to Buyer's obligations hereunder have been satisfied, Buyer agrees to pay the amount specified in Article 3 by timely delivering the same to the Escrow Agent no later than 2:00 p.m. Eastern Time on the Closing Date and unconditionally directing the Escrow Agent to deposit the same in Seller's designated account by 3:00 p.m. Eastern Time on the Closing Date. For each full or partial day after 3:00 p.m. Eastern Time on the Closing Date that Seller has not received in its account the payment specified in Article 3, Buyer shall pay to Seller one (1) day's interest on the unpaid funds at the rate per annum equal to the "prime rate" as such rate is reported in the "Money Rates" section of The Wall Street Journal, as published and distributed in New York, New York, in effect from time to time.

7.3 Seller's Closing Deliveries. At Closing, Seller shall deliver or cause to be delivered the following (separately for each of the Mall Property and the Office Property):

         (a) Deed. A special warranty deed in the form of Exhibit E attached hereto and incorporated herein by this reference ("Special Warranty Deed") executed and acknowledged by Seller.

         (b) Bill of Sale. A bill of sale in the form of Exhibit F attached hereto and incorporated herein by this reference ("Bill of Sale") executed by Seller.

         (c) Assignment of Tenant Leases. An assignment and assumption of tenant leases, in the form of Exhibit G attached hereto and incorporated herein by this reference ("Assignment of Leases") executed by Seller.

         (d) Assignment of Intangible Property. An assignment and assumption of the Contracts and the Other Property Rights less the Excluded Names and Marks (to the extent the same are not transferred by the Special Warranty Deed, Ground Leasehold Assignments, Bill of Sale or Assignment of Leases) in the form of Exhibit H attached hereto and incorporated herein by this reference ("Assignment of Intangible Property") executed by Seller.

         (e) Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit I attached hereto and incorporated herein by this reference, as required by Section 1445 of the Internal Revenue Code, executed by each party comprising Seller.

         (f) Other Documents. Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the Transaction.

         (g) Tax Returns. Duly completed and signed real estate transfer tax and sales tax declarations.

         (h) Letters of Credit as Tenant Security Deposits. With respect to any security deposits which are letters of credit, Seller shall, whether or not the same are assignable, (i) deliver to Buyer at the Closing such letters of credit, (ii) execute and deliver such other instruments, at and after Closing, as the issuers of such letters of credit shall reasonably require, and (iii) cooperate with Buyer at and after Closing, to change the named beneficiary under such letters of credit to Buyer so long as Seller does not incur any additional liability or expense in connection therewith.

         (i) Closing Statement. A closing statement, setting forth the prorations and adjustments to the Purchase Price to be made pursuant to Article 6 (the "Closing Statement") executed by Seller. Seller shall deliver to Buyer a draft Closing Statement for Buyer's review at least five (5) business days prior to the Closing Date; provided, however, that if Seller fails to timely deliver to Buyer a draft Closing Statement as required herein, Buyer's sole remedy shall be to extend the Closing Date to the date that is five (5) business days after the date on which Seller delivers the initial draft Closing Statement to Buyer, which remedy shall be exercised, if at all, by giving Seller written notice of such election on or before the date that is two (2) business days before the originally-scheduled Closing Date.

         (j) Occupancy Tenant Estoppel Certificates. Executed estoppel certificates from the Required Tenants dated not more than 45 days prior to the Closing, each of which shall be substantially in the form which such tenant is required to provide pursuant to the terms of its Lease or, if no form is specified in such Lease, substantially in the form of Exhibit M attached hereto and incorporated herein by this reference. Seller shall deliver each such estoppel certificate to Buyer and Buyer's counsel following Seller's receipt thereof and, unless Buyer shall deliver to Seller (in the manner required by Section 16.9 below) a written objection to the substance of any such estoppel within five (5) business days after receipt of same, Buyer shall be deemed to have approved such estoppel certificate, and such estoppel certificate shall be deemed to confirm in all material respects the information contained in the Documents. "Required Tenants" means each Tenant occupying 10,000 or more square feet of space, McRae's Kids, and (separately as to the Mall Property and the Office Property) Tenants occupying an aggregate of at least seventy five percent (75%) of the remaining space in the Property in question. Notwithstanding the foregoing, Seller shall use good faith efforts to obtain estoppel certificates from all of the Tenants.

                  (i) Any adverse claim or matter set forth in a Tenant estoppel certificate (i.e., an exception or assertion which is adverse to the interests of the landlord or is contrary to the representations herein) is referred to as an "Adverse Claim."

                  (ii) For any tenancy in which an Adverse Claim has been asserted, the Seller agrees to be responsible for any such pre-closing Adverse Claim and use its good faith efforts to have the same satisfied before Closing. If such Adverse Claim(s), which relate to periods of time prior to Closing, cannot be satisfied before Closing, Seller shall remain responsible for such Adverse Claim(s), such responsibility to survive Closing, and Seller shall have the reasonable right to control any contest and/or negotiations relating thereto, in cooperation with Buyer. Seller's responsibility for such Adverse Claim(s) shall be in addition to, and shall not be included in, Seller's maximum liability as established under Section 14.15 below.

         (k) Evidence of Authority. Documentation to establish to the reasonable satisfaction of Buyer and the Title Company the due authorization of execution by the parties comprising Seller of all documents contemplated by this Agreement.

         (l) Letter to Tenants. A letter to Tenants under the Leases and to the vendors under Contracts which are assumed by Buyer advising that future rent payments and invoices under Contracts are to be sent to Buyer at the address specified in
                  Section 15.9 hereof or to such other address as Buyer shall specific prior to the Closing Date.

         (m) Termination of Leasing and Management Agreement. A termination of the Leasing and Management Contract with the existing management and leasing agent for the Property, including a certification by Seller and Seller's agent that such agent has been paid all management and leasing fees due and payable to it on or before the Closing Date, and that no management or leasing fees or commissions are thereafter payable to it (or to any other real estate or leasing agent or broker with whom it has dealt) by Buyer except with respect to New Leases approved by Buyer. The certifications in such agreement shall survive Closing.

         (n) Termination of Other Affiliate Contracts. A certification executed by Seller and its management and leasing agent, on behalf of themselves and all affiliated entities (collectively, the "Colonial Parties") to the effect that the Colonial Parties have terminated, without liability to Buyer, all contracts and arrangements which any of them have had with respect to the Property and with respect to any fees, commissions, reimbursements or other compensation to the Colonial Parties, for any services whatsoever whether past, present or future, except as otherwise expressly provided under this Agreement. Such certification shall survive Closing.

         (o) Updated Rent Roll. An updated Rent Roll of the Property, certified to be accurate by a financial officer of Seller.

         (p) Title Affidavits. Such reasonable and customary affidavits, resolutions and other documents as the Title Company may require for the issuance of the Title Policy.

         (q) Keys and Original Documents. Keys to all locks on the Real Property in Seller's or Seller's property manager's possession and originals or, if originals are not available, copies, of all of the Property Documents, to the extent not previously delivered to Buyer (including without limitation complete Tenant lease/correspondence files).

         The items to be delivered by Seller in accordance with the terms of Subsections (a) through (p) of this Section 7.3 shall be delivered to Escrow Agent no later than 5:00 p.m. Eastern Time on the last business day prior to the Closing Date, and the items to be delivered by Seller in accordance with the terms of Subsection (q) of this Section 7.3 shall be delivered outside of escrow and shall be deemed delivered if the same are located at the Property on the Closing Date.

7.4 Buyer's Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to the following:

         (a) Purchase Price. The Purchase Price, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at Closing.

         (b)      Assignment of Leases. The Assignment of Leases executed by
                  Buyer.

         (c) Assignment of Intangible Property. The Assignment of Intangible Property executed by Buyer.

         (d) Buyer's As-Is Certificate. The certificate of Buyer required under Article 5 hereof.

         (e) Buyer's ERISA Certificate. The certificate of Buyer substantially in the form of Exhibit J attached hereto and incorporated herein by this reference and any other certificate or other information reasonably required by Seller to satisfy Seller that the Transaction does not constitute a non-exempt prohibited transaction under ERISA and that the Transaction complies with ERISA in all respects.

         (f) Evidence of Authority. Documentation to establish to Seller's reasonable satisfaction the due authorization of Buyer's acquisition of the Property and Buyer's delivery of the documents required to be delivered by Buyer pursuant to this Agreement (including, but not limited to, the organizational documents of Buyer, as they may have been amended from time to time, resolutions of Buyer and incumbency certificates of Buyer).

         (g) Other Documents. Such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer to consummate the Transaction.

         (h) Tax Returns. Duly completed and signed real estate transfer tax and sales tax declarations.

         (i)      Closing Statement. The Closing Statement, executed by Buyer.

         The Purchase Price shall be paid in accordance with the terms of
         Section 7.2 hereof, and the items to be delivered by Buyer in accordance with the terms of Subsections (b) through (i) of this
         Section 7.4 shall be delivered to Escrow Agent no later than 5:00 p.m. Eastern Time on the last business day prior to the Closing Date.

                       ARTICLE 8. - CONDITIONS TO CLOSING

8.1 Conditions to Seller's Obligations. Seller's obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

         (a) Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date;

         (b) Buyer's Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law, whether now or hereafter existing;

         (c) Buyer's Deliveries Complete. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 7.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing; and

         (d) Compliance with Covenants. Buyer shall have complied in all material respects with Buyer's covenants and agreements set forth in this Agreement.

8.2 Conditions to Buyer's Obligations. Buyer's obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Buyer in writing, at its sole option:

         (a) Representations True. Subject to the provisions of Section 9.3, all representations and warranties made by Seller in this Agreement, as the same may be amended as provided in Section 9.3, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date, except to the extent that they expressly relate to an earlier date;

         (b) Title Conditions Satisfied. At the time of the Closing, title to the Property shall be as provided in Article 4 of this Agreement;

         (c) Seller's Deliveries Complete. Seller shall have delivered all of the documents and other items required pursuant to Section
                  7.3 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing; and

         (d) Compliance with Covenants. Seller shall have complied in all material respects with Seller's covenants and agreements set forth in this Agreement.

8.3 Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Seller or Buyer may elect in writing to waive the benefit of any such condition set forth in Section 8.1 or Section 8.2, respectively. By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 8.1 and 8.2, respectively except that such closing shall not waive the rights of Buyer or Seller under any covenants, warranties or representations which survive Closing. In the event any of the conditions set forth in Sections 8.1 or 8.2 are neither waived nor fulfilled, Seller or Buyer (as appropriate) may exercise such rights and remedies, if any, that such party may have pursuant to the terms of Article 11 hereof.

8.4 Approvals not a Condition to Buyer's Performance. Subject to Buyer's right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5 hereof, Buyer acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Buyer's ability to obtain any (a) governmental or quasi-governmental approval of changes or modifications in use or zoning, or (b) modification of any existing land use restriction, or (c) consents to assignments of any service contracts, management agreements or other agreements which Buyer requests, or (d) except to the extent specifically set forth in this Agreement, endorsements to the Owner's Title Policy.

                   ARTICLE 9. - REPRESENTATIONS AND WARRANTIES

9.1 Buyer's Representations. Buyer represents and warrants to, and covenants with, Seller as follows:

         9.1.1 Buyer's Authorization. Buyer (a) is duly organized (or formed), validly existing and in good standing under the laws of its State of organization, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Buyer, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Buyer and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Buyer have been duly authorized by all requisite partnership, corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound. Notwithstanding the foregoing, Buyer's obligation and authority to proceed with the Transaction is subject to the approval thereof by the Board of Trustees of Pennsylvania Real Estate Investment Trust on or before the expiration of the Due Diligence Period; and if such approval is not obtained Buyer may terminate this Agreement as in the case of a termination on account of Buyer's Due Diligence reviews, by notice given not later than the expiration of the Due Diligence Period.

         9.1.2 Buyer's Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law.

9.2 Seller's Representations. Seller represents and warrants to Buyer as follows:

         9.2.1 Seller's Authorization. Seller: (a) is duly organized (or formed), validly existing and in good standing under the laws of its State of organization and the State in which the Property is located, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Seller, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Seller and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Seller have been duly authorized by all requisite partnership, corporate or other required action on the part of Seller and are the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound.

         9.2.2    Other Seller's Representations.

                  (a) Except as set forth on Exhibit K, there is no current pending or to Seller's knowledge, threatened litigation against Seller relating to the Property of which Seller has received written notice except for litigation matters which are covered by, and being defended by, liability insurers (without reservation of rights) and which will continue to be defended by such insurers to completion without liability on the part of Buyer. Said Exhibit K includes, specifically, details on certain litigation, and the actions to be taken by Seller in connection therewith.

                  (b) As of the date of this Agreement, except for (A) contracts, subcontracts and agreements set forth on Exhibit B (collectively, the "Contracts"), (B) leases with tenants of the Property as set forth on Exhibit L, and (C) matters, agreements and instruments of record, Seller has not entered into any contracts, subcontract or agreements affecting the Property that will be binding upon Buyer after the Closing. All Contracts with affiliates of Seller, including without limitation any management or leasing contracts, shall be terminated at or prior to Closing without further obligation on the part of Buyer.

                  (c) Except as disclosed on Exhibit K, Seller has not received any written notice of default from any parties to the Contracts, or any agreements or instruments of record, which has not been cured by Seller.

                  (d) As of the date of this Agreement, the only tenants under leases or other occupancy agreements at the Property are the tenants disclosed on the Rent Roll of Exhibit L. Said Exhibit L accurately sets forth, with respect to each Lease, the commencement and expiration dates and current minimum rent, future stepped or fixed rent increases, tax and common area contributions, and the amount of any security deposit (if any) paid by the tenant, and any options to renew or expand. Except as set forth on said Exhibit, each of the Leases is in full force and effect and Seller has not received written notice which is still outstanding from any Tenant under a Lease (a) that Seller has defaulted in performing any of its material obligations under such Lease or (b) that such Tenant is entitled to any reduction in, refund of or counterclaim or offset against, or is otherwise disputing, any rents or other sums paid, payable or to become payable by such tenant or is deeming it is entitled to cancel or terminate such Lease to be released of any of its material obligations thereunder. Except as set forth on said Exhibit, no Tenant is paying rent or additional rent which is reduced or discounted from the amount specified in its Lease (meaning its Lease without taking into account any agreement with Seller whereby the rent or additional rent is reduced or discounted). Seller has not collected rent more than thirty (30) days in advance of when the same is due for any Lease. Seller has completed all construction and other work required to be performed under the Leases, except as otherwise indicated under said Exhibit L (other than repairs, replacements or maintenance, not currently required, which may be the obligation of the landlord as expressly set forth in a Lease). Except as set forth on said Exhibit L, to Seller's knowledge, there are no currently pending challenges by any Tenant to the accuracy or validity of any charges to such Tenant for common area maintenance, taxes or other items of rent or additional rent under such Tenant's Lease. No Tenant or other party has a right of first refusal, purchase option or other preferential right to acquire title to the Property, except for Arby's, which has irrevocably waived such right in connection with the acquisition under this Agreement by separate documentation to be delivered to Buyer at Closing. All inducements, allowances or other incentives payable by Seller in connection with the execution of the Leases or any amendment or modification of the Leases have been paid in full, except as disclosed on said Exhibit L.

                  (e) Except as disclosed on Exhibit L, as of the date of this Agreement, Seller has not received any written notice from any governmental authority with respect to the violation of any law or ordinance applicable to the Property which has not been cured by Seller.

                  (f) The Property is not (1) to Seller's knowledge, subject to any unpaid special assessments for public improvements, nor has Seller received written notice of any such proposed assessment, or (2) the subject of any outstanding commitment or agreement with any municipal or governmental authority wherein any work remains to be performed or payment remains to be made.

                  (g) The Documents contain true, correct and complete copies of all Leases and any notices of landlord default given by tenants at the Property.

                  (h) The financial statements for the Property which are included in the Documents are correct and complete in all material respects. For a period of three (3) years following Closing, Seller shall, at Buyer's expense, provide to Buyer's designated independent auditor access to the books and records of the Property regarding the period for which Buyer is obligated to have audited financial statements as required by the Securities and Exchange Commission and/or Buyer's auditors, to the extent that such books, records and related information are now or hereafter in Seller's possession or control and relate to the period during which Seller had title to the Property. Further, Seller agrees to provide such auditor with a representation letter regarding the books and records of the property, which representation letter shall be in such form and substance as is reasonably acceptable to Seller.

                  (i) To the knowledge of Seller, no condemnation proceeding is pending or threatened against or relating to the Property other than the easement being negotiated with the City of Gadsden for the Wildlife Park walkway. Exhibit, the relevant details of which are set forth on Exhibit O hereto.

                  (j) Seller is not a party to nor bound by any collective bargaining agreement covering employees assigned to the Property. Seller agrees to work with Buyer in connection with hiring property-level personnel including, to the extent the same may be done lawfully, making records available for property-level employees so that Buyer can conduct interviews and background checks. For those employees hired by Buyer or Buyer's managing agent, Seller and Buyer agree to reasonably cooperate in the equitable apportionment of accrued vacation, bonuses and other benefits.

                  (k) Seller has received no written notice of a threatened or proposed curtailment or limitation on the availability of all utility services for the proper and efficient conduct of business at the Property.

                  (l) Except as set forth on Exhibit K hereto, there are no current or outstanding real estate tax appeals pending with respect to the Property. If any such appeals are pending, said Exhibit indicates the manner in which the parties have agreed to the post-Closing handling of such appeals, the costs thereof and any refunds which may be received.

                  (m) The Personal Property is owned free and clear of all liens and encumbrances, subject to any lien or security interest created pursuant to existing financing documents which will be released and satisfied at Closing. Except as set forth on Exhibit D hereto, all machinery, equipment, artwork, furniture, furnishings, management office equipment and supplies and other personal property which is located on the Real Property and used in connection with the operation, upkeep, repair and operation thereof is included in this sale and Seller owns title thereto.

         9.2.3 Delivery of Documents. Seller has requested that the current manager of the Property give or otherwise make available to Buyer or Buyer's Representatives all books, records, and other writings in such manager's possession related in any material way to the use, ownership or operation of the Property, other than those books, records and writings that are Confidential Materials.

         9.2.4 Designated Employees. The Designated Employees are the individuals who have been primarily responsible for the management of the Property on behalf of Seller for the three
                  (3) year period immediately prior to the date hereof.

9.3      General Provisions.

         9.3.1 No Representation as to Leases. Seller does not represent or warrant that the Leases will be in force or effect on the Closing Date or that the tenants will have performed their obligations thereunder; provided that as a condition of Buyer's obligations hereunder, estoppel certificates from the Required Tenants shall be delivered as set forth hereunder.

         9.3.2 Definition of "Seller's Knowledge". All references in this Agreement to "Seller's knowledge" or words of similar import shall refer only to the actual knowledge of the Designated Employees and shall not be construed to refer to the knowledge of any other officer, director, shareholder, employee, agent or representative of Seller or its members, or any affiliate of any of the foregoing, or to impose or have imposed upon the Designated Employees any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by the Designated Employees. There shall be no personal liability on the part of the Designated Employees arising out of any representations or warranties made herein. Seller represents that the Designated Employees are the senior management personnel for the Property (Mr. Moss being the Senior Vice President for the overall Retail Division, and Mr. Light being the Executive Vice President, Retail Division, with responsibility for the Mall Property.)

         9.3.3 Seller's Representations Deemed Modified. To the extent that Buyer knows or is deemed to know prior to the expiration of the Due Diligence Period that Seller's representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer's knowledge or deemed knowledge, as the case may be. In addition, the representation and warranty set forth in clause (d) of Section 9.2.2 shall be null and void and of no further force or effect if and to the extent that Buyer receives estoppel certificates from tenants under the Leases that confirm the truth of said representation and warranty.

         9.3.4 Notice of Breach; Seller's Right to Cure. If after the expiration of the Due Diligence Period but prior to the Closing, Buyer or any Buyer's Representative obtains actual knowledge that any of Seller's Warranties are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within ten (10) business days of obtaining such knowledge that the same, individually or collectively, are material (as defined below) (but, in any event, prior to the Closing). If at or prior to the Closing, Seller obtains actual knowledge that any of Seller's Warranties are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within ten (10) business days of obtaining such knowledge the same, individually or collectively, are material (as defined below) (but, in any event, prior to the Closing). In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty
                  (30) days) for the purpose of such cure. If Seller is unable to so cure any misrepresentation or breach, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect material representations or warranties, shall elect either (a) to waive such misrepresentations or breaches of representations and warranties and consummate the Transaction without any reduction of or credit against the Purchase Price (except for the deduction from the Purchase Price of monetary liens as elsewhere provided herein, and for the deduction from the Purchase Price of any other ascertainable damages resulting from the breach of Seller's Warranties in an amount not to exceed $75,000), or (b) to terminate this Agreement by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer, and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in the immediately following sentence and in any section hereof that by its terms expressly provides that it survives any termination of this Agreement. If any such Seller's Warranty was, to Seller's knowledge, materially untrue, inaccurate or incorrect at the time such Seller's Warranty was made, and as a result thereof, Buyer elects to terminate this Agreement, then Seller shall reimburse Buyer for its Termination Expenses as defined in
                  Section 4.2.1 (d) above. The untruth, inaccuracy or incorrectness of a Seller's Warranty shall be deemed material only if Buyer's aggregate damages resulting from the untruth, inaccuracy or incorrectness of the representations or warranties, individually or collectively, are reasonably estimated to exceed $75,000.00.

         9.3.5 Survival; Limitation on Seller's Liability. Seller's Warranties in Section 9.2 shall survive the Closing and not be merged therein for a period of twelve (12) months, and Seller shall only be liable to Buyer hereunder for a breach of a Seller's Warranty made herein or in any of the documents executed by Seller at the Closing with respect to which a written claim is made by Buyer against Seller on or before the expiration of twelve (12) months after the date of the Closing. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller's Warranties herein or in any documents executed by Seller at Closing shall be limited as set forth in
                  Section 14.14 hereof. Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller's Warranties being untrue, inaccurate or incorrect if (a) Buyer knew or is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing, or (b) Buyer receives a confirming estoppel certificate as set forth in Section 9.3.3, or (c) Buyer's damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than $100,000.00.

                            ARTICLE 10. - COVENANTS

10.1     Buyer's Covenants.  Buyer hereby covenants as follows:

         10.1.1 Buyer's Indemnity; Delivery of Reports. To the extent provided in Section 5.1 above, Buyer hereby agrees to indemnify, defend, and hold Seller and each of the other Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys' fees and expenses) arising out of or resulting from the entry on the Real Property and/or the conduct of any Due Diligence by Buyer or any of Buyer's Representatives or consultants at any time prior to the Closing, which indemnity shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement. If this Agreement is terminated for any reason other than Seller's default, Buyer shall deliver promptly to Seller copies of all third party reports commissioned by or on behalf of Buyer or Buyer's Representatives evidencing the results of its Due Diligence and which do not contain confidential or proprietary information relating to Buyer or Buyer's affiliates.

         10.1.2 Limit on Government Contacts. Notwithstanding any provision in this Agreement to the contrary, except in connection with the preparation of a so-called "Phase I" environmental report with respect to the Property, or as otherwise mandated by applicable law, Buyer shall not contact any governmental official or representative regarding Hazardous Materials or the environmental condition of the Property without Seller's prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. In addition, if Seller's consent is obtained by Buyer, Seller shall be entitled to receive at least five (5) days' prior written notice of the intended contact and to have a representative present when Buyer has any such contact with any governmental official or representative; provided that if such five (5) day notice is given, Buyer shall have the right to extend the Due Diligence Period by five (5) additional days.

10.2     Seller's Covenants.  Seller hereby covenants as follows:

         10.2.1   Contracts.

                  (a) Without Buyer's prior consent, which consent shall not be unreasonably withheld, between the date hereof and the Closing Date, Seller shall not extend, renew, replace or modify any Contract or enter into any new service contract or agreement unless such contract or agreement (as so extended, renewed, replaced or modified) can be terminated by the owner of the Property without penalty on not more than thirty (30) days' notice. Seller shall provide Buyer not less than five (5) business days' prior written notice to provide its consent to any such contract, extension, renewal, replacement or modification. If Buyer fails to object in writing to any such proposed action within such five (5) business day period, Buyer shall be deemed to have approved the proposed action. Buyer's consent shall not be unreasonably withheld, conditioned or delayed.

                  (b) On or before the Closing, Seller shall terminate any management and exclusive leasing agreements currently in effect with respect to the Property at the sole cost and expense of Seller.

         10.2.2 Maintenance of Property. Except to the extent Seller is relieved of such obligations by Article 12 hereof, between the date hereof and the Closing Date, Seller shall maintain and keep the Property in a manner consistent with Seller's past practices with respect to the Property; provided, however, that subject to Buyer's right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5 hereof, and subject to Buyer's right of termination respecting a breach of Seller's warranties in Article 9 hereof, Buyer hereby agrees that Seller shall have no obligation to cure any violations of Laws, and any physical conditions which would give rise to violations (collectively, a "Violation"), (a) if the aggregate cost of such cure is estimated to exceed $500,000 or (b) if and to the extent that the cost of curing such Violation is definitively chargeable to the tenants at the Property pursuant to the terms of their respective leases. Between the date hereof and the Closing Date, Seller will advise Buyer of any written notice Seller receives from any governmental authority of the violation of any Laws regulating the condition or use of the Property and if the aggregate cost of such cure is estimated to be $500,000 or less, then to the extent such cost cannot be charged to tenants as aforesaid, Seller agrees to grant Buyer a credit at Closing in the amount of such cost. If (A) Seller does not cure any such Violation,
                  (B) Seller received notice of such Violation after the expiration of the Due Diligence Period, (C) the aggregate cost to cure such Violation is estimated to exceed $500,000, and
                  (D) the cost of curing such Violation may not be charged to the tenants at the Property pursuant to the terms of their respective leases, then Buyer shall have the right, by written notice given to Seller, to terminate this Agreement on or before the Closing Date. If Buyer terminates this Agreement pursuant to this Section 10.2.2, then the Deposit shall be returned to Buyer and this Agreement shall terminate. Following such termination, neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under the immediately preceding sentence or in any section herein which expressly provides that it survives the termination of this Agreement.

         10.2.3 Access to Property. Between the date hereof and the Closing Date Seller shall allow Buyer or Buyer's Representatives access to the Property upon reasonable prior notice at reasonable times provided (a) such access does not interfere with the operation of the Property or the rights of tenants;
                  (b) Buyer shall coordinate with Seller and Seller's property manager prior to and during each visit (c/o Mr. John Moss, Telephone (205) 250-8761 Fax: (205) 250-8890, Email:
                  jmoss@colonialprop.com); (d) Seller or its designated representative shall have the right to pre-approve and be present during any physical testing of the Property; and (e) Buyer shall return the Property to the condition existing prior to such tests and inspections. Prior to such time as Buyer or any of Buyer's Representatives or consultants enter the Property, Buyer shall (i) obtain policies of general liability insurance which insure Buyer and Buyer's Representatives and consultants with liability insurance limits of not less than $1,000,000 combined single limit for personal injury and property damage and name Seller and Seller's property manager as additional insureds and which are with such insurance companies, provide such coverages and carry such other limits as Seller shall reasonably require, and (ii) provide Seller with certificates of insurance evidencing that Buyer has obtained the aforementioned policies of insurance. Notwithstanding the foregoing, no consent from or coordination with Seller or Seller's property manager shall be required for contact or communications with tenants of the Property by Buyer or Buyer's representatives.

         10.2.4 Termination of Certain Contracts. If Buyer notifies Seller in writing prior to the Closing Date that Buyer elects to have any Contracts terminated prior to Closing, Seller shall use good faith and reasonable efforts to terminate the Contracts so designated by Buyer effective as of the Closing Date; provided, however, that in no event shall Seller be required by the foregoing to pay any sums (or incur any other liability) to the other parties to said Contracts on account of such termination (but Buyer may at its option advance such sums as may be required for such purpose). If Seller is unable to so terminate the aforementioned Contracts effective as of the Closing Date, then Seller shall assign and Buyer shall assume the same at Closing in accordance with the terms of this Agreement and the Assignment of Intangible Property.

         10.2.5   New Leases; Lease Modifications.

                  (a) Subject to the terms of this Section 10.2.5, Seller shall continue to lease the Property in accordance with Seller's past practices with respect to the Property. From and after the expiration of the Due Diligence Period, Seller shall not, without Buyer's prior written consent (which shall not be unreasonably withheld, conditioned or delayed), (a) enter into a New Lease; (b) modify or amend any Lease (except pursuant to the exercise by a tenant of a renewal, extension or expansion option or other right contained in such tenant's Lease); or (c) consent to any assignment or sublease in connection with any Lease. (Prior to the expiration of the Due Diligence Period, Seller shall consult in good faith with Buyer on any proposed transaction as mentioned in subclauses (a), (b) or (c) immediately preceding). Seller shall furnish Buyer with a written notice of the proposed action, which shall contain information regarding the proposed action that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed action. If Buyer fails to object in writing to any such proposed action within five (5) business days after receipt of the aforementioned information, Buyer shall be deemed to have approved the proposed action. If any Lease requires that the landlord's consent be given under the applicable circumstances (or not be unreasonably withheld), then if Seller certifies in good faith that it is required to give consent, Buyer shall be deemed ipso facto to have approved such action. Any notice from Buyer rejecting the proposed action shall include a description of the reasons for Buyer's rejecting the proposed action shall include a description of the reasons for Buyer's rejection. If Buyer rejects the proposed action, Seller nevertheless retains full right, power and authority to execute such documents as are necessary to effect such action, and Seller shall promptly advise Buyer of the same. The foregoing notwithstanding, in the event that Buyer has rejected the proposed action but Seller nonetheless proceeds to carry out such action, Buyer shall have the right, within five (5) business days after receipt of Seller's notice that Seller has taken such action, to elect to terminate this Agreement by the delivery to Seller of a written notice of termination, in which case the Deposit shall be paid to Buyer, Seller shall reimburse Buyer for its Termination Expenses and thereafter, the parties shall have no further rights or obligations hereunder other than any arising under this sentence and any section of this Agreement that expressly provides that it shall survive the termination of this Agreement. If Buyer fails to notify Seller within such time period, Buyer shall be deemed to have fully waived any rights to terminate this Agreement pursuant to this Section 10.2.5 with respect to such action. Seller shall deliver to Buyer a true and complete copy of each such New Lease, renewal or extension agreement, modification or amendment, as the case may be, promptly after the execution and delivery thereof.

                  (b) Lease Enforcement. Seller shall have the right, but not the obligation (except to the extent that Seller's failure to act shall constitute a waiver of such rights or remedies), to enforce the rights and remedies of the landlord under any Lease by summary proceedings or otherwise (including, without limitation, the right to remove any tenant), and to apply all or any portion of any security deposits then held by Seller toward any loss or damage incurred by Seller by reasons of any defaults by tenants, and the exercise of any such rights or remedies shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer. Notwithstanding the foregoing after the expiration of the Due Diligence Period, and prior thereto if Seller has not notified Buyer of the matter in question, (a) Seller shall take no action against any Tenant which leases more than 10,000 square feet without the prior written consent of Buyer which may be withheld in its sole discretion (but which shall be given or denied within five (5) business days after request therefor), (b) Seller can so apply security deposits only if a lease is terminated, and (c) to the extent any security deposits are so applied, Seller shall pay over to Buyer any excess between (x) the amounts so applied, and (y) rents and other charges which had accrued and would have been due and payable up to the Closing Date.

                  (c) Lease Expenses. At Closing, Buyer shall reimburse Seller for any and all Reimbursable Lease Expenses to the extent that the same have been paid by Seller prior to Closing. In addition, at Closing, Buyer shall assume Seller's obligations to pay, when due (whether on a stated due date or accelerated) any Reimbursable Lease Expenses unpaid as of the Closing, and Buyer hereby agrees to indemnify and hold Seller harmless from and against any and all Liabilities (including reasonable attorneys' fees and expenses) with respect to such Reimbursable Lease Expenses which remain unpaid for any reason at the time of Closing, which obligations of Buyer shall survive the Closing and shall not be merged therein. Each party shall make available to the other all records, bills, vouchers and other data in such party's control verifying Reimbursable Lease Expenses and the payment thereof. Notwithstanding anything contained herein to the contrary, Seller shall be responsible for a portion of the Reimbursable Lease Expenses calculated by multiplying the aggregate Reimbursable Lease Expenses for any tenant by a fraction, the numerator of which is the total base rents actually collected by Seller under the New Leasing Document giving rise to the Reimbursable Lease Expenses, the denominator of which is the aggregate base rent due under such New Leasing Document; provided, however, that if Seller's share of the Reimbursable Lease Expenses with respect to any such New Leasing Document exceeds the base rent actually received by Seller pursuant to such New Leasing Document, then Seller's responsibility for such Reimbursable Lease Expenses shall be limited to the base rents actually received by Seller.

10.3     Mutual Covenants.

         10.3.1 Publicity. Seller and Buyer each hereby covenant and agree that (a) prior to the Closing neither Seller nor Buyer shall issue any Release (as hereinafter defined) with respect to the Transaction without the prior consent of the other, except to the extent required by applicable Law or the rules or regulations of any governmental agency or securities exchange, and (b) after the Closing, any Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld), except to the extent required by applicable Law or the rules or regulations of any governmental agency or securities exchange. If either Seller or Buyer is required by applicable Law or the rules or regulations of any governmental agency or securities exchange to issue a Release, such party shall, at least one (1) business day prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review. As used herein, the term "Release" shall mean any press release or public statement with respect to the Transaction or this Agreement.

         10.3.2 Broker. Seller and Buyer expressly acknowledge that Broker has acted as the exclusive broker with respect to the Transaction and with respect to this Agreement, and that Seller shall pay any brokerage commission due to Broker in accordance with the separate agreement between Seller and Broker. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys' fees and expenses) suffered or incurred by Buyer as a result of any claims by Broker or any other party claiming to have represented Seller as broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys' fees and expenses) suffered or incurred by Seller as a result of any claims by any party (other than Broker) claiming to have represented Buyer as broker in connection with the Transaction.

         10.3.3 Tax Protests; Tax Refunds and Credits. Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Property assessed for the Tax Year in which the Closing occurs and all prior Tax Years. Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Property assessed for all Tax Years subsequent to the Tax Year in which the Closing occurs. All real estate and personal property tax refunds an credits received after Closing with respect to the Property shall be applied in the following order of priority: first, to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with obtaining such tax refund or credit; second, to pay any amounts due to any past or present tenant of the Property as a result of such tax refund or credit to the extent required pursuant to the terms of the Leases; and third, apportioned between Buyer and Seller as follows:

                  (a) with respect to any refunds or credits attributable to real estate and personal property taxes assessed for the Tax Year in which the Closing occurs, such refunds and credits shall be apportioned between Buyer and Seller in the manner provided for in
                           Section 6.3;

                  (b) with respect to any refunds or credits attributable to real estate and personal property taxes assessed for any period prior to the Tax Year in which the Closing occurs, Seller shall be entitled to the entire refunds and credits: and

                  (c) with respect to any refunds or credits attributable to real estate and personal property taxes assessed for any period after the Tax Year in which the Closing occurs, Buyer shall be entitled to the entire refunds and credits.

10.4 Survival. The provisions of this Article 10 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

                  ARTICLE 11. - FAILURE OF CONDITIONS; DEFAULT

11.1 To Seller's Obligations. If, on or before the Closing Date, (i) Buyer is in default of any of its obligations hereunder, or (ii) the Closing otherwise fails to occur by reason of Buyer's failure or refusal to perform its obligations hereunder in a prompt and timely manner, then Seller may elect to (a) terminate this Agreement by written notice to Buyer; or (b) waive the condition and proceed to close the Transaction. If this Agreement is so terminated, then Seller shall be entitled to retain, as its sole and exclusive remedy, the Deposit as agreed upon and liquidated damages for all loss, damages and expenses suffered by Seller, it being agreed that Seller's damages are impractical or extremely difficult to ascertain and the amount of the Deposit represents a reasonable estimate of the damages which Seller will sustain in the event of a default hereunder by Buyer, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it survives the termination of this Agreement.

11.2 To Buyer's Obligations. If, at the Closing, (i) Seller is in default of any of its obligations hereunder, or (ii) the Closing otherwise fails to occur by reason of Seller's failure or refusal to perform its obligations hereunder in a prompt and timely manner, Buyer shall have the right to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Buyer, or (b) waive the condition and proceed to close the Transaction, or (c) seek specific performance of this Agreement by Seller; provided that in case (a) above Buyer shall be entitled to reimbursement of its Termination Expenses if and only to the extent elsewhere specifically provided in this Agreement, and in cases (b) or (c), Buyer shall be entitled to a credit against the Purchase Price if and to the extent elsewhere specifically provided in this Agreement. As a condition precedent to Buyer's exercise of any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within ninety (90) days after the scheduled Closing. Buyer agrees that its failure timely to commence such an action for specific performance within such ninety
         (90) day period shall be deemed a waiver by Buyer of its right to commence an action for specific performance, as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.

                       ARTICLE 12. - CONDEMNATION/CASUALTY

12.1     Condemnation.

         12.1.1 Right to Terminate. If, prior to the Closing Date, all or any significant portion (as hereinafter defined) of the Property is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof, and, thereafter, either Buyer or Seller shall have the right to terminate this Agreement by giving written notice to the other no later than ten (10) days after the giving of Seller's notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer or Seller to make such election. The failure by Buyer and Seller to so elect in writing to terminate this Agreement within such ten (10) day period shall be deemed an election not to terminate this Agreement. For purposes hereof, a "significant portion" of the Property shall mean such a portion as shall have a value, as reasonably determined by Seller, in excess of Three Million Dollars ($3,000,000.00), or a condemnation by which an Adverse Lease Condition shall occur. An "Adverse Lease Condition" means a right on the part of one or more Tenants, as a result of casualty or condemnation, to terminate its or their Lease, if more than 10,000 square feet or more of space in the aggregate would be affected, or if as a result of a condemnation there was a failure of the Property to comply with the parking or other zoning requirements of applicable law or the requirements of any of the Leases. If either party elects to terminate this Agreement as aforesaid, the provisions of Section 12.4 shall apply.

         12.1.2 Assignment of Proceeds. If (a) neither Seller nor Buyer elects to terminate this Agreement as aforesaid if all or any significant portion of the Property is taken, or (b) a portion of the Property not constituting a significant portion of the Property is taken or becomes subject to a pending taking, by eminent domain, there shall be no abatement of the Purchase Price; provided, however, that, at the Closing, Seller shall pay to Buyer the amount of any award for or other proceeds on account of such taking which have been actually paid to Seller prior to the Closing Date as a result of such taking (less all costs and expenses, including attorneys' fees and expenses, incurred by Seller as of the Closing Date in obtaining payment of such award or proceeds) and, to the extent such award or proceeds have not been paid, Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain, all awards for the taking of the Property or such portion thereof.

12.2 Destruction or Damage. In the event any of the Property is damaged or destroyed prior to the Closing Date, Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof. If any such damage or destruction (a) is an insured casualty, (b) would cost less than Three Million Dollars ($3,000,000.00) to repair or restore, and (c) does not involve an Adverse Lease Condition, then this Agreement shall remain in full force and effect, and Buyer shall acquire the Property upon the terms and conditions set forth herein. In such event, Buyer shall receive a credit against the Purchase Price equal to the deductible amount applicable under Seller's casualty policy less all costs and expenses, including attorneys' fees and expenses, incurred by Seller as of the Closing Date in connection with the negotiation and/or settlement of the casualty claim with the insurer (the "Realization Costs"), and Seller shall assign to Buyer all of Seller's right, title and interest in and to all proceeds of insurance on account of such damage or destruction. In the event the Property is damaged or destroyed prior to the Closing Date and the cost of repair would equal or exceed Three Million Dollars ($3,000,000.00) or the casualty is an uninsured casualty or involves an Adverse Lease Condition, then, notwithstanding anything to the contrary set forth above in this section, Buyer shall have the right, at its election, to terminate this Agreement. Buyer shall have thirty (30) days after Seller notifies Buyer that a casualty has occurred to make such election by delivery to Seller of a written election notice (the "Election Notice") and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to deliver the Election Notice within such thirty
         (30) day period shall be deemed an election not to terminate this Agreement. In the event Buyer does not elect to terminate this Agreement as set forth above, this Agreement shall remain in full force and effect, Seller shall assign to Buyer all of Seller's right, title and interest in and to any and all proceeds of insurance on account of such damage or destruction, if any, and, if the casualty was an insured casualty, Buyer shall receive a credit against the Purchase Price equal to the deductible amount (less the Realization Costs) under Seller's casualty insurance policy.

12.3 Insurance. Seller shall maintain the property insurance coverage currently in effect for the Property through the Closing Date.

12.4     Effect of Termination. If this Agreement is terminated pursuant to
         Section 12.1 or Section 12.2, the Deposit shall be returned to Buyer. Upon such refund, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

12.5 Waiver. The provisions of this Article 12 supersede the provisions of any applicable Laws with respect to the subject matter of this
         Article 12.

                              ARTICLE 13. - ESCROW

The Deposit (if any) and any other sums which the parties agree shall be held in escrow, and any interest earned thereon (herein collectively called the "Escrow Deposits"), shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

         (a) The Escrow Agent shall invest the Escrow Deposits, if in cash, in government insured interest-bearing instruments reasonably satisfactory to both Buyer and Seller or in a mutual fund with assets in excess of One Billion Dollars which invests in government-issued interest bearing instruments reasonably satisfactory as aforesaid, shall not commingle the Escrow Deposits with any funds of the Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made.

         (b) If the Closing occurs, the Escrow Agent shall deliver the Escrow Deposits to, or upon the instructions of, Seller on the Closing Date and the Escrow Deposits shall be credited on account of the Purchase Price. If in the form of a letter of credit, such letter of credit shall be surrendered to Buyer.

         (c) If for any reason the Closing does not occur, the Escrow Agent shall deliver the Escrow Deposits to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this Subsection (c). If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Escrow Deposits, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.

         (d) The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any Liabilities (including reasonable attorneys' fees and expenses) incurred by Seller or Buyer resulting from the Escrow Agent's mistake of law respecting the Escrow Agent's scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all Liabilities, including reasonable attorneys' fees and expenses, incurred in connection with the performance of the Escrow Agent's duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

         (e) Buyer shall pay any income taxes on any interest earned on the Escrow Deposits. Buyer represents and warrants to the Escrow Agent that its taxpayer identification number is
                  ______________________.

         (f) The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent shall hold the Escrow Deposits, in escrow, and shall disburse the Escrow Deposits, pursuant to the provisions of this Article 13.

                           ARTICLE 14. - MISCELLANEOUS

14.1 Buyer's Assignment. Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole discretion, and any such assignment shall be null and void ab initio. In the event of any permitted assignment by Buyer, any assignee shall assume any and all obligations and liabilities of Buyer under this Agreement but, notwithstanding such assumption, Buyer shall thereupon be released from any further liability hereunder except for indemnity liability relating to its access onto the Property as theretofore incurred. Seller hereby consents to the assignment by Buyer of this contract to any partnership, limited partnership or limited liability company directly or indirectly controlled by Buyer or by Pennsylvania Real Estate Investment Trust.

14.2 Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the "Reporting Requirements") require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent is either (x) the person responsible for closing the Transaction (as described in the Reporting Requirements) or
         (y) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

         (a) Escrow Agent is hereby designated as the "Reporting Person" (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

                  (b) Seller and Buyer shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

                  (c) Escrow Agent hereby requests Seller to furnish to Escrow Agent Seller's correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller's correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Escrow Agent, under penalties of perjury, that Seller's correct taxpayer identification number is
                           _________________________________.

                  (d) Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

14.3 Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Special Warranty Deed, and other Closing documents and instruments by Seller and the acceptance thereof by Buyer shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

14.4 Integration; Waiver. This Agreement, together with the Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

14.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Alabama.

14.6 Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

14.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.8 Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

14.9 Notices. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when received by facsimile if such date is a business day (provided that the sender of such communication shall orally confirm receipt thereof by the appropriate parties and send a copy of such communication to the appropriate parties within one (1) business day of such facsimile) or when personally delivered if such date is a business day as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service) or three (3) business days after being mailed by prepaid registered or certified mail, return receipt requested, to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

         IF TO BUYER:               Preit-Rubin, Inc.
                                    The Bellevue, Third Floor
                                    200 South Broad Street
                                    Philadelphia, Pennsylvania 19102
                                    Attention:   Jeffrey A. Linn, Executive Vice
                                                 President
                                                 Telephone #: (215) 875-0748
                                                 Telecopy #: (215) 546-0240

         COPIES TO:                 Pennsylvania Real Estate Investment Trust
                                    The Bellevue, Third Floor
                                    200 South Broad Street
                                    Philadelphia, Pennsylvania 19102
                                    Attention:   Bruce Goldman, Executive Vice
                                                 President
                                    Telephone #: (215) 875-0780
                                    Telecopy #:  (215) 546-8543
                                    And

                                    Blank Rome LLP
                                    One Logan Square
                                    Philadelphia, PA 19103
                                    Attn:        Michael Pollack, Esq.
                                    Telephone#: (215) 569-5670
                                    Telecopy #: (215) 832-5670

         IF TO SELLER:              Colonial Realty Limited Partnership
                                    2101 6th Avenue North
                                    Suite 750
                                    Birmingham, Alabama 35203
                                    Attention:   John Moss
                                    Telephone #: (205) 250-8761
                                    Telecopy #:  (205) 986-6961

         COPY TO:                   Bradley G. Siegal, Esq.
                                    Leitman, Siegal & Payne, P.C.
                                    600 North 20th Street, Suite 400
                                    Birmingham, Alabama  35203
                                    Telephone #: (205) 251-5900
                                    Telecopy #:  (205) 323-2098

14.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

14.11 No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded, and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to indemnify Seller against all Liabilities, including, without limitation, reasonable attorneys' fees and expenses, incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument.

14.12 Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

14.13 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment hereof or Exhibit hereto.

14.14 Special Provisions. The following special provisions shall be applicable to this Agreement and shall supersede any other provisions of this Agreement which are inconsistent herewith:

         14.14.1 Assignment to Affiliates. Buyer intends to assign this Agreement, with respect to the Mall Property, to PREIT Gadsden Mall LLC, and with respect to the Office Property to PREIT Gadsden Office LLC, both Delaware limited partnerships; and (without limiting any other provisions applicable to assignments) from and after such assignment the provisions of this Agreement shall be binding upon and shall inure to the benefit of said assignees and their respective successors and assigns. Seller intends to assign certain rights under this Agreement to an intermediary in connection with a tax-free exchange, and no such assignment shall relieve Seller of any obligation under this Agreement.

         14.14.2  Certain Vacant Land.

                  (a) Seller or its affiliates owns three vacant pieces of land in the immediate vicinity of the Mall Property, one of which is an easement parcel, as generally described or outlined on Exhibit "P" hereto (collectively, the "Vacant Land"). Seller desires that Buyer acquire the Vacant Land as part of its acquisition of the Mall Property and, subject to Buyer's satisfaction with due diligence reviews for the Vacant Land, Buyer desires to acquire same at a date subsequent to the Closing Date. Buyer shall proceed with its due diligence reviews of the Vacant Land promptly following the Closing Date, and in such connection Seller shall promptly deliver to Buyer any plans, descriptions, title documents and other materials relating to the Vacant Land which are in Seller's possession.

                  (b) Buyer shall acquire the Vacant Land following the completion of Buyer's due diligence and upon at least ten (10) days advance notice to Seller, but in any event within ninety (90) days following the Closing Date, for a price of ONE DOLLAR ($1.00) for each parcel acquired; provided, however, that Buyer shall have the absolute right, in its sole discretion, to decline to acquire any one or more of the parcels comprising the Vacant Land if Buyer is unsatisfied for any reason with the results of its due diligence investigations. Buyer will have the right to acquire one or more of the parcels comprising the vacant land in the name of affiliated entities.

                  (c) As a further condition of Buyer's obligation to acquire the Vacant Land, the state of title to the Vacant Land shall be good and marketable and insurable as such, subject only to such title exceptions as Buyer may reasonably approve (it being understood that exceptions in the general nature of those applicable to the Mall Property, other than leases, would be deemed acceptable), and the Vacant Land shall be free of all leases, occupancy rights and contracts, brokerage commissions, and the like (other than recorded easement and utility agreements); and, generally, the provisions of the this Agreement shall apply to the Vacant Land (including without limitation applicable closing apportionments), and the closing documents will be the same as set forth herein, in all cases limited accordingly due to the fact that the property conveyed is vacant land and except as applicable the Vacant Land will be sold to Buyer in its "as is" condition.

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

         14.14.3  Arby's Parcel.

                  (a) A portion of the Mall Property is an Arby's Restaurant on an outlot located across the street from the Mall Property. Adjacent to the Arby's parcel is a twenty (20) foot section of road which serves as access to the Arby's parcel, and immediately adjoining that, to the south, is a thirty (30) foot section of road which is owned by Seller and which adjoins a McDonald's parcel. Seller believes that the twenty (20) foot section of the road was intended to be conveyed to Seller but, through, inadvertence, was retained by a predecessor affiliate of Seller. Buyer has not yet obtained title and survey review of the Arby's parcel and the adjoining twenty (20) foot easement. Further, Arby's has a first right of refusal in its lease to purchase the Arby's parcel. The aforesaid 20 feet and 30 feet widths are approximate.

                  (b) Arby's has not waived its first right of refusal prior to the date hereof. Accordingly, Buyer and Seller acknowledge and agree that a portion of the purchase price attributable to the Mall Property equal to One Million One Hundred Fifty Three Thousand Seventy Three Dollars ($1,153,073), shall be withheld from the Purchase Price at Closing. In the event Arby's exercises first right of refusal, Seller shall be permitted to convey the Arby's parcel and any rights to the adjoining road easement areas to Arby's for the purchase price of $1,153,073 in accordance with the terms and provisions of the Arby's Lease and such amount shall constitute a permanent reduction of the purchase price for the Mall Property as between Buyer and Seller.

                  (c) If, following Closing, Arby's fails to exercise its first right of refusal or such right of first refusal lapses (in either case such that the Title Company issues to Buyer an affirmative endorsement to such effect), then upon ten (10) days notice thereof to Buyer, Buyer shall purchase the Arby's parcel, together with the twenty (20) foot easement adjacent thereto and the 30 foot portion of the road owned by Seller, for the purchase price of $1,153,073. Seller has heretofore initiated the necessary notice to Arby's. The conveyance documents will be the same as attached to this Agreement and the provisions of this Agreement shall continue to apply to the Arby's parcel. Buyer shall have the right to acquire title to the Arby's parcel in the name of an affiliate. Notwithstanding the foregoing, Buyer's obligation to acquire the Arby's parcel is contingent upon (i) there having occurred no material adverse change in circumstances applicable to the Arby's parcel from the circumstances in effect as of the date hereof, and (ii) the Title Company issuing affirmative coverage reasonably satisfactory to Buyer for irrevocable and perpetual easement rights over and across the aforesaid 20 foot portion of the roadway for the use of the Arby's parcel, at no additional premium charge to Buyer, and (iii) Buyer being reasonably satisfied with the results of its title and survey review of the Arby's parcel (and in such connection Buyer agrees to register any objections with Seller within ten (10) days after Buyer's receipt of the relevant title and survey information).

                  (d) The thirty (30) foot parcel referenced in Paragraph 3 above is currently owned by Seller. The aforesaid twenty (20) feet of this access road, which immediately adjoins the Arby's parcel and over which Seller currently claims easement rights, is currently the subject to a quiet title action filed in Etowah County, Alabama. Seller agrees to proceed with the defense and counterclaims under the quiet title action at Seller's sole cost through conclusion in order to obtain title to the twenty (20) foot portion and Seller shall indemnify and hold Buyer harmless from any liability relating thereto. In the event Seller obtains title to the twenty (20) foot portion of the road and if Buyer acquires the Arby's parcel, Seller agrees to convey the same to Buyer for One and No/100 Dollars ($1.00). Otherwise, the property comprised in the approximately twenty (20) feet of the easement parcel shall be conveyed or owned pursuant to the court order under the quiet title action but (if Buyer acquires the Arby's parcel) Buyer does not thereby agree to any limitation on its easement rights to said portion of the easement parcel.

         14.14.4 P & S Building Fund. On the Closing Date, $400,000.00 of the purchase price for the Office Property (sometimes also referred to herein as the "P & S Building" and such fund being referred to herein as the "P & S Environmental Cost Fund) shall be held and retained by Buyer, without interest, and shall be disbursed to Seller on a monthly basis (or with such other reasonable frequency as Seller desires) as Seller incurs charges for the completion of the environmental work on the P & S Building as set forth below (the "P & S Building Obligations", it being understood that such fund shall not stand as security for Seller's obligations relating to the other portions of the Property); provided that such disbursements shall be made only upon the furnishing from Seller to Buyer of reasonable evidence of the incurring of charges and of performance of the work to which the charges properly apply. As Seller has agreed to be responsible for the P & S Building Obligations, Buyer and Seller acknowledge and agree that the retention of this P & S Environmental Cost Fund is being established in order to provide additional assurance to Buyer that Seller will complete the P & S Building Obligations and also for any indemnification obligations of Seller that may arise prior to Seller's completion of the P & S Building Obligations. To the extent that the charges for completion of the P & S Building Obligations, and any other obligations or liabilities of Seller under this Agreement, are in excess of the P & S Environmental Cost Fund, Seller acknowledges and agrees that it shall be fully responsible for such costs and charges; it being the understanding that the P&S Environmental Cost Fund is security only and is not intended to limit any liability of Seller. Upon the completion by Seller of the P & S Building Obligations in accordance with the requirements of this Agreement, any then remaining balance of the P&S Environmental Cost Fund shall be disbursed to Seller.

         14.14.5 Environmental Obligations. Buyer has concerns with respect to certain environmental conditions (collectively referred to as the "Environmental Conditions") existing on the Mall Property and the P & S Building (as set forth in subsections (a) through (e) in this Paragraph). The following sets forth the agreement of both Buyer and Seller regarding Seller's obligation to investigate and remediate the Environmental Conditions, and further sets forth Seller's obligations regarding third-party claims related to or arising from the Environmental Conditions, and Seller's obligation to be legally responsible for any and all penalties, supplemental environmental projects, or similar financial obligations prepared for, imposed by, ordered or issued by a local, state or federal regulatory agency for any and all existing violations of law existing on the Mall Property and/or the P & S Building prior to Closing. All investigative and remedial actions to be taken by Seller as set forth herein shall be known as "Seller's Work".

                  (a) The Mall Property contains a Lease with McRae's Department Stores. Effective on or about March 18, 2005, Seller removed an underground storage tank ("UST") from the McRae's parcel. Upon such removal, Seller's environmental consultant, Bhate Environmental ("Bhate") discovered that there were releases of fuel from the tank into the environment. A portion of the soil was excavated upon the tank removal, and Seller's consultant is undertaking an investigation of the Mall Property to determine the scope and extent of the contamination from the tank in order to determine what remedial actions are required in accordance with the: applicable Alabama Department of Environmental Management's ("ADEM") statutes and regulations; applicable ADEM guidance documents and directives; applicable federal environmental statutes and regulations and guidance documents; and applicable local ordinances and regulations (hereinafter referred to collectively, as may be amended from time to time, as the "Applicable Standards"). Seller shall be solely obligated to undertake and implement all investigative and remedial actions with respect to the UST referred to in this Paragraph, or any other non-compliant USTs that may be located on the Mall Property, in accordance with the Applicable Standards and Seller's Work shall be conducted by an Alabama Registered Professional Engineer ("Seller's Consultant") experienced in soil and groundwater investigations, and remedial work. Seller shall be required to obtain a No Further Action ("NFA") letter from ADEM and Seller will use its best efforts to have ADEM issue a NFA which will be to the benefit of both Seller and Buyer.

                  (b) A portion of the Mall Property contains a Sears TBA store, and Sears has rented a portion of the Mall Property to conduct all operations related to the TBA store ("the Sears TBA Site"). The Sears TBA Site was the location of a prior release from five USTs which occurred in approximately 1988. In approximately 1998, Seller received a NFA letter from ADEM although the NFA letter did not specifically identify the tanks that were covered. Moreover, Seller has been unable to provide Buyer with all documentation that was submitted to ADEM to support ADEM's issuance of the NFA letter. Buyer has conducted environmental due diligence at the Sears TBA Site and has discovered residual contamination from a prior release is located on the Mall Property. Buyer has further determined that there are two in-service and five out-of-service/former hydraulic vehicle lifts with subsurface reservoirs inside the Sears TBA Building and Seller's Consultant has previously identified a release from one of the in-service lifts. Seller shall be solely obligated to undertake and implement all investigative and remedial actions with respect to the Environmental Conditions at the Sears TBA Site referred to in this Paragraph in accordance with Applicable Standards which shall be conducted by an Alabama Registered Professional Engineer ("Seller's Consultant") experienced in soil and groundwater investigations. Seller shall conduct all Work required to obtain a NFA letter from ADEM and Seller will use its best efforts to have ADEM issue a NFA which will be to the benefit of both Seller and Buyer.

                  (c) Buyer's Consultant has conducted a dye test at the Sears TBA Site and has determined that the floor drains may not be connected to a sanitary sewer system notwithstanding that they are connected to a storm water system. Seller shall conduct an investigation to determine the status of the connection and whether any remediation is required under the Applicable Standards should Seller determine that the floor-drain system is not connected to a sanitary sewer system. If required in accordance with Applicable Standards, Seller shall either properly close and seal all floor drains located in the Sears TBA building or shall cause connection to be made to a sanitary system with all applicable permits and approvals. Seller shall also ensure that any remedial actions, if required under the Applicable Standards, are conducted in order to obtain an unconditional "Letter of Concurrence" from ADEM and Seller shall use its best efforts to obtain such which will be to the benefit of Seller and Buyer.

                  (d) During the conduct of Buyer's Environmental Due Diligence activities at the P & S Building, Buyer discovered certain Environmental Conditions which Seller has agreed to investigate and remediate in accordance with all Applicable Standards. Buyer and Seller further acknowledge and agree that Seller will prepare an operation and maintenance plan ("O& M Plan") in connection with the presence of asbestos-containing materials ("ACM") and lead-based paint at the P & S Building, at Seller's cost and expense, although Buyer will be responsible for the implementation of all activities required under such O & M Plans.

                  (e) Seller's Work at the P & S building shall include the following actions:

                           (i) Fuel Oil Storage Tank. There is currently a heating oil UST located on the east end of the parking lot. Seller's Environmental Consultant is currently in the process of closing the UST in accordance with the Applicable Standards. Seller shall obtain an NFA letter for this UST from ADEM and Seller will use its best efforts to have ADEM issue a NFA which will be to the benefit of both Seller and Buyer.

                           (ii) ACM. Seller's Environmental Consultant has identified ACM located within the three levels of the P & S Building. ACM sampling and analytical results are provided in a reported dated February 14, 2005, which has been provided to Buyer's Environmental Consultant for its review. Seller's Environmental Consultant will conduct an additional investigation and sampling events to document the presence of ACM insulation on piping or other items in the plenum space between the suspended ceiling and the upper-floor decking or roof. Samples will be taken to assess the materials through appropriate laboratory analysis. Seller agrees to conduct all investigative, abatement and/or remedial activities in accordance with the Applicable Standards. Seller will conduct all activities required by the Applicable Standards during non-business hours to avoid disruption to Buyer's business.

                           (iii) Lead-Based Paint. Seller's Environmental Consultant has identified lead-based paint within the P & S Building and sampling and analytical results are provided in a report dated February 14, 2005, which has been provided to Buyer's Environmental Consultant for its review. Seller's Environmental Consultant will conduct an additional investigation and sampling events to document the presence of lead-based paint or dust in the P & S Building to determine whether Seller is obligated to conduct abatement activities, including removal or encapsulation, of lead-based paint coated surfaces pursuant to the Applicable Standards. Seller agrees to conduct all investigative, abatement and/or remedial activities in accordance with the Applicable Standards. Seller will conduct all activities required by the Applicable Standards during non-business hours to avoid disruption to Buyer's business.

                           (iv)     Interior Elevator Pit. Seller's
                                    Environmental Consultant conducted sampling of the elevator pit and provided a report to the Buyer dated February 14, 2005. Seller's Environmental Consultant has determined that there is a high groundwater table beneath the P & S Building and that there is groundwater seepage into the pit. A sump pump removes the collected groundwater from the pit which is discharged to the sewer system. The hydraulic cylinder associated with the elevator leaks hydraulic fluid that mixes with the water in the pit. Seller shall be required to conduct sampling around the elevator pit to determine whether there has been a release that requires remediation pursuant to the Applicable Standards and shall conduct such remedial action pursuant to the Applicable Standards to obtain an unconditional "Letter of Concurrence" from ADEM and Seller shall use its best efforts to obtain such which will be to the benefit of Seller and Buyer. Moreover, Seller shall obtain any applicable permits that are required to discharge the oil-contaminated groundwater into the sewer system from the applicable regulatory authority.

                           (v) Former TBA Floor/Drain System. Seller shall conduct a dye test of the floor-drain system associated with the former auto repair area of the P & S Building to determine the location of the discharge of the floor-drain system. Seller shall conduct an investigation to determine the status of the connection and whether any remediation is required under the Applicable Standards should Seller determine, as a result of the dye test, that the floor-drain system is not connected to a sanitary sewer system. If required in accordance with Applicable Standards, Seller shall either properly close and seal all floor drains located in the P & S Building or shall cause connection to be made to a sanitary system with all applicable permits and approvals. Seller shall also ensure that all investigative and remedial actions are conducted pursuant to the Applicable Standards in order to obtain an unconditional "Letter of Concurrence" from ADEM and Seller shall use its best efforts to obtain such which will be to the benefit of Seller and Buyer.

                           (vi) Potential Interior Oil/Water Separator. Seller shall conduct an investigation related to the presence of a potential oil/water separator associated with the former auto repair area of the P & S Building to determine whether a separator was previously used and whether remediation of any releases is required pursuant to the Applicable Standards. Seller shall further undertake all actions required to remediate any releases and shall ensure that all remedial actions are conducted pursuant to the Applicable Standards in order to obtain an unconditional "Letter of Concurrence" from ADEM and Seller shall use its best efforts to obtain such which will be to the benefit of Seller and Buyer.

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

         14.14.6  General Provisions.

                  (a) Seller's Work referenced in Paragraphs 14.14.5 (a) through (e) herein, shall be the sole responsibility, obligation, and liability of Seller and will be effected in accordance with all Applicable Standards (whether now existing or enacted after the date hereof), and in accordance with necessary tenant consents (it being understood that Buyer and Seller will cooperate in good faith in any interactions with tenants as may be necessary). Seller and Buyer agree and acknowledge that should there be ongoing investigative and/or remedial activities required by any local, state or federal regulatory authority pursuant to the Applicable Standards with respect to Seller's Work and/or its obligations as set forth in Paragraphs 14.14.5 (a) through (e), that Seller has the sole legal obligation to comply with such. Seller shall keep Buyer and its Environmental Consultant advised as to its progress on, and the status of, Seller's Work and shall promptly provide copies of all tests and samples obtained by Seller's Environmental Consultant during the investigative and remediation activities to Buyer for its review and comment. Seller shall also afford Buyer and its Environmental Consultant the opportunity to conduct confirming tests and take split samples (which shall be at Buyer's sole cost and expense). Seller shall promptly provide copies of all Work Plans or Environmental Reports of any kind for all investigative and remedial activities to Buyer, in advance of providing such to ADEM, and Buyer's Environmental Consultant shall have a reasonable opportunity to provide comments which shall be considered by Seller's Environmental Consultant in good faith. Seller and Buyer shall be fully authorized and entitled to communicate in any manner with governmental authorities regarding environmental issues as deemed necessary to (a) comply with any legal requirement, (b) obtain any environmental permit, or (c) respond to any inquiry from or provide any information requested by such governmental authority. Seller and Buyer agree to cooperate in their communications to governmental authorities.

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

                  (b) Seller's Work shall be performed with all due haste and in a diligent and professional manner in order to provide the least possible disruption to Buyer's, and its tenants', operations and business conducted at the Mall Property and the P & S Building. Seller understands that it may be necessary to obtain authorization from Buyer's tenants to conduct Seller's Work and, upon notice from Seller, Buyer shall notify any tenant that may be affected by Seller's Work of the schedule and the scope of all activities to be undertaken by Seller. Further, Seller's Work shall be conducted during non-business hours, with respect to the Work set forth in subsections (e)(ii) and (iii), and for any other Seller's Work if reasonably requested by Buyer or an affected tenant to avoid disruption, and Seller shall maintain sufficient liability insurance with respect to all Work with limits of no less than Ten Million Dollars ($10,000,000), and Buyer and its managing agent shall be named as additional insureds on all insurance policies. All contractors contracted by Seller or its Environmental Consultant shall be required to maintain liability insurance with limits of no less than One Million Dollars ($1,000,000) and all contractors shall rely solely upon Seller for payment for all services performed and shall, to the fullest extent permitted, waive the right to file any mechanic's liens against Buyer. Seller shall further defend, indemnify and hold harmless Buyer from any and all claims related to Seller's Work that may be filed by any contractor or third party, and any claims or liability for personal injury or property damage. In the event that Seller fails and refuses, after reasonable notice, to conduct any required Seller's Work, and Buyer provides a reasonable opportunity to cure and complete any such Work, Buyer shall have the option, but not the obligation, to complete such Work and Seller shall indemnify and properly reimburse Buyer for all reasonable costs and expenses incurred in completing such Work.

         14.14.7 Disagreement Relating to Sears TBA Site. Should Seller's Consultant and Buyer's Consultant disagree as to whether Seller's Work at the Sears TBA Site was conducted in accordance with the Applicable Standards, then Seller and Buyer agree to select a neutral Alabama Registered Professional Engineer ("Independent Engineer") with relevant environmental experience, such selection to occur no later than ten (10) days following written notification by either Party as to the disagreement, and the Independent Engineer will be responsible for reviewing all relevant documentation related to Seller's Work to reach an independent decision, which shall be binding upon both Seller and Buyer, as to whether Seller's Work was conducted in accordance with the Applicable Standards. If the Independent Engineer decides that additional or different Work must be conducted by the Seller in order to comply with the Applicable Standards, Seller agrees to conduct all such required Work, and if the Independent Engineer decides that no additional or different Work is required, then Seller shall be entitled to abide by such decision.

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

         14.14.8 Indemnification. Seller agrees to defend, hold harmless, and indemnify Buyer and its managing agent and their respective principals, officers and directors (with counsel reasonably satisfactory to Buyer) from any and all Environmental Claims (hereinafter defined) asserted by or filed against Buyer after the Closing Date for the Mall Property and/or the P & S Building, or any portions thereof, by third parties, including, related to or arising from or in connection with any of the Environmental Conditions referred to or identified herein. "Environmental Claims" shall include all losses, costs, damages, allegations, demands, claims (including, without limitation, claims for personal injury or real or personal property damage), liabilities, expenses, judgments, and orders or investigations or remediation measures required. Seller further agrees to be solely responsible for any and all penalties issued by ADEM (or other governmental authorities) in connection with, the Environmental Conditions referred to in Paragraphs 14.14.5(a) through (e). Seller further agrees to be solely responsible for any Natural Resources Damages that the State of Alabama or the United States of America imposes and/or attempts to recover related to the Environmental Conditions referred to or identified herein. All obligations of Seller set forth in this Paragraph as well as the other portions of this Section 14.14 shall survive Closing and there shall be no dollar limitation on Seller's obligations under this Section 14.14.

         14.14.9 Release. To the extent that Seller satisfactorily completes all investigation and remediation activities and Seller's Work required by this Section 14.14 pursuant to the Applicable Standards, Buyer acknowledges and agrees that Buyer shall thereupon be deemed to release Seller, its principals, officers and directors, from all liability associated with the Environmental Conditions set forth herein, except that this release does not apply to Seller's obligations set forth in
                  Section 14.14.8; and upon request of Seller such release shall be confirmed by supplemental written documentation.

14.15 Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller and the Seller Parties to Buyer, and the maximum aggregate amount which may be awarded to and collected by Buyer from Seller, in connection with the Transaction, the Property, under this Agreement and under any and all documents executed pursuant hereto or in connection herewith (including, without limitation, in connection with the breach of any of Seller's Warranties for which a claim is timely made by Buyer) shall not exceed Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00); provided that such limit shall not apply to (i) Seller's responsibility for Adverse Claims, if any, or (ii) Seller's obligations under Section 14.14 above, or (iii) Seller's obligations under the Assignment of Intangibles and the Assignment of Leases. The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

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

14.16 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER.

14.17 Facsimile Signatures. Signatures to this Agreement transmitted by telecopy shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature and shall accept the telecopied signature of the other party to this Agreement.

14.18 Section 1031 Exchange. Buyer acknowledges that Seller may sell the Property pursuant to the terms of the Internal Revenue Code Section 1031, and Seller acknowledges that Buyer may use the Property as a replacement property pursuant to the terms of said Section. Buyer and Seller shall cooperate with one another and execute documents reasonably hereunder for the other to conduct a like-kind exchange. In no event will Buyer be required to take title to any real property other than the Property by conveyed herein. [signature page follows]

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the date(s) set forth below to be effective as of the day and year first above written.


                          SELLER:

                          COLONIAL REALTY LIMITED PARTNERSHIP,
                          a Delaware limited partnership

                          By:      COLONIAL PROPERTIES TRUST, an Alabama Real
                                   Estate Investment Trust
                          Its:     General Partner

                                   By:     /s/ John L. Moss
                                           ------------------------------------
                                   Name:   John L. Moss
                                           ------------------------------------
                                   Title:  Senior Vice President-Retail
                                           ------------------------------------
                                   Date:   March 31, 2005
                                           ------------------------------------

                          BUYER:

                          PREIT-RUBIN, Inc.,
                          a Pennsylvania corporation

                          By:      /s/ Jeffrey A. Linn
                                   --------------------------------------------
                          Name:    Jeffrey A. Linn
                                   --------------------------------------------
                          Title:   Executive Vice President-Acquisitions
                                   --------------------------------------------
                          Date:    March 31, 2005
                                   --------------------------------------------


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